UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dean Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

We will hold this year’s annual stockholders’ meeting on Thursday, May 21, 2009, at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to re-elect Janet Hill and Hector M. Nevares as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to amend our 2007 Stock Incentive Plan to increase the shares available for grant by 4,000,000 shares.

•	Proposal Three: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2009.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record on March 25, 2009, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 15, 2009.

By order of the Board of Directors,

Sincerely,

Steven J. Kemps
Executive Vice President, General Counsel and
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 21, 2009

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2008 are available at www.deanfoods.com/proxymaterials

YOU ARE INVITED

April 15, 2009

Dear Fellow Stockholders,

We hope that you will attend our annual stockholders’ meeting on Thursday, May 21, 2009. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2008 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On April 15, 2009, we began mailing this Proxy Statement to everyone who was a stockholder of record of our Company on March 25, 2009. One purpose of this Proxy Statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

More importantly, this Proxy Statement:

•	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	Provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are registered owners of our stock and who live in the same household generally receive only one copy of the Annual Report, Proxy Statement, and most other mailings per household. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214 and request that action. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at 800.431.9214 and request that action. That request must be made by each person in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the meeting in May, you may pick up copies in person at the meeting or download them from www.deanfoods.com/proxymaterials. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you would like copies mailed to you and you are a registered stockholder, such materials will be mailed promptly if you request them from our transfer agent at 866.557.8698. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	Is present in person, or

•	Is not present in person but has voted by proxy either by telephone, online or mail prior to the meeting.

According to our bylaws, holders of at least 77,246,955 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 25, 2009) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If holders of fewer than 77,246,955 shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to re-elect Janet Hill and Hector M. Nevares as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to amend our 2007 Stock Incentive Plan to increase the shares available for grant by 4,000,000 shares.

•	Proposal Three: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2009.

Proposals One, Two and Three have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on these proposals and recommends that you vote FOR each of Proposals One, Two and Three.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 25, 2009. Cumulative voting is not permitted.

Our common stock was the only class of stock outstanding on March 25, 2009. As of that date, there were 154,493,908 shares of common stock issued and outstanding.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2008 results and an update on our business.

How many votes are necessary to re-elect the nominees for director?

The two nominees receiving the highest number of “yes” votes will be elected as directors. This number is called a plurality.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or both of them to be unable to stand for re-election, then either:

•	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

•	The Board of Directors may, during the meeting, nominate another person for director.

If our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.

How many votes are necessary to pass the other proposals?

The proposed amendment to our 2007 Stock Incentive Plan must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2009. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card.

If you are a registered stockholder, you can also vote in person at the meeting. If your shares are held in a brokerage account, you are probably not a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should therefore vote by telephone, online or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Steven J. Kemps, our Executive Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Mr. Kemps will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One, Two and Three.

We encourage you to vote now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Did Dean Foods Company utilize the SEC’s notice and access rules for delivery of the proxy materials this year?

No. Dean Foods Company delivered its proxy materials in the same manner as it has in the past. However, many stockholders have previously consented to receive electronic delivery of proxy materials and therefore did not receive hard copies of the proxy materials.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

This Proxy Statement and the 2008 Annual Report are available online at www.deanfoods.com/proxymaterials. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephoning 866.557.8698.

For holders in street name: You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2009. We will file that report with the Securities and Exchange Commission (“SEC”) in August of this year, and you can obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations Department at 800.431.9214 or the SEC at 800.SEC.0330.

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, or

•	Vote again, either by telephone or online (your last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One regarding the election of directors.

“Broker non-votes” will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Accordingly, “broker non-votes” will not have any impact on the outcome of any proposal.

If your shares are held in “street name” and you do not vote, your brokerage firm could:

•	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

•	Leave your shares unvoted.

Your broker will be permitted to vote for you on Proposals One and Three regarding the election of directors and the ratification of Deloitte & Touche LLP.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than January 22, 2010 or no later than February 22, 2010.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than December 16, 2009. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC.

You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

Who will pay for this solicitation?

We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of $12,000, plus certain out-of-pocket expenses. We also will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, BNY Mellon Shareowner Services, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Re-Election of Directors

Our Board of Directors is divided into three classes serving three-year terms. This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class II directors:

Janet Hill

Director since December 2001

Ms. Hill, age 61, has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of the former Dean Foods Company (“Legacy Dean”) in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of Wendy’s/Arby’s Group, Inc., where she serves on the Nominating and Corporate Governance Committee, and Sprint Nextel Corporation, where she serves on the Compensation Committee and the Nominating and Corporate Governance Committee. She also serves as a trustee of Duke University.

Hector M. Nevares

Director since October 1994

Mr. Nevares, age 58, currently serves as Managing Partner of Suiza Realty SE. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1996, having served in additional executive capacities at Suiza Dairy since June 1974. Mr. Nevares served as a consultant for us from March 1998 until April 2000. In addition to our Board, Mr. Nevares also serves on the Board of Directors of First BanCorp, where he serves on the Audit and Asset, Liability and Risk Management Committees.

Ms. Hill and Mr. Nevares were each unanimously nominated for re-election by our Board of Directors following the recommendation of the Governance Committee of our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.

Our Board of Directors recommends that you vote FOR Ms. Hill and Mr.  Nevares.

Proposal Two: Amendment to 2007 Stock Incentive Plan

In May of 2007, our stockholders approved the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”) at our Annual Meeting of Stockholders. The Company has determined that, as of March 31, 2009, there are approximately 2.0 million shares remaining under the 2007 Plan including shares available for grant under the Old Plans (as defined below), of which approximately 200,000 shares can be granted as restricted stock awards or restricted stock units. The number of shares currently available for issuance under the 2007 Plan is now less than the number of shares necessary for one year’s grant consistent with our compensation policies and procedures. The Board of Directors has approved, and recommends to stockholders for their approval, an amendment to the 2007 Plan to increase the number of shares available under the 2007 Plan by an additional 4,000,000 shares, of which not more than an additional 2,200,000 may be used for grants of awards other than stock options and stock appreciation rights.

Equity awards are an important part of our compensation program and align the interests of our directors and key employees with the long-term interests of our stockholders through the awards of stock options, restricted stock units and other equity awards. Equity participation plans are significant factors in attracting and retaining management talent, causing key employees to identify more closely with the interests of the stockholders, and providing incentive and reward for long-term growth and performance. Our Board of Directors also believes that amending the 2007 Plan and thereby increasing the total number of shares available for awards is necessary to ensure that a sufficient number of shares will be available to continue to attract and retain executive officers, directors, and other key employees. If the amendment to the 2007 Plan is not approved, the Company expects that it will not have enough shares available in the 2007 Plan to provide key employees and directors an annual equity grant in 2010 consistent with our prior practices and compensation policies. Accordingly, the Board of Directors has approved the amendment to the 2007 Plan to become effective immediately following approval of the amendment by our stockholders at the Annual Meeting to be held on May 21, 2009. The 2007 Plan will expire on March 1, 2017, unless earlier terminated or extended by the Compensation Committee.

If the amendment to the 2007 Plan is approved by our stockholders, we plan to register the offer and sale of the shares of common stock underlying the awards on a registration statement on Form S-8.

In addition to requiring stockholder approval of the amendment to the 2007 Plan under requirements of the New York Stock Exchange (“NYSE”), stockholder approval is necessary for us to meet requirements for tax deductibility of certain awards under the 2007 Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the annual federal tax deduction for compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers to $1 million. Certain performance-based compensation is excluded from this limitation.

The following is a summary of the 2007 Plan. For a more complete understanding of the 2007 Plan, please refer to the entire text of the 2007 Plan, which is attached to this Proxy Statement as Appendix A.

The purposes of the 2007 Plan are to attract and retain non-employee directors, consultants, executive personnel and other key employees of outstanding ability, to motivate them by means of performance-related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the 2007 Plan is limited to our non-employee directors, consultants and employees (including officers and directors who are employees), and the non-employee directors, consultants and employees of our subsidiaries.

The 2007 Plan is administered by our Compensation Committee, which consists entirely of independent directors. The Compensation Committee determines, from time to time, the specific persons to whom awards under the 2007 Plan are granted, the extent of any such awards and the terms and conditions of each award. The Compensation Committee has delegated limited authority to grant awards to the Chief Executive Officer and two designated Executive Vice Presidents, but only with respect to individuals who are not executive officers of the Company. Pursuant to the terms of the 2007 Plan, the Compensation Committee or its designee makes all other necessary decisions and interpretations under the 2007 Plan.

Under the 2007 Plan, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights (“SARs”), restricted stock awards and restricted stock units, performance shares and performance units and other types of stock-based awards. The maximum number of shares that were originally available to be awarded under the 2007 Plan was six million shares of common stock of the Company, plus any shares that were remaining for issuance under the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan (collectively referred to as the “Old Plans”). The maximum number of shares of our common stock that may be issued under the 2007 Plan with respect to incentive stock options may not exceed one million shares. In addition, no participant may be granted awards of restricted stock, restricted stock units, performance shares and performance units covering an aggregate of more than one million shares in any calendar year and no participant may be granted options and SARs on more than one million shares of our common stock in any calendar year under the 2007 Plan. No more than $5,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year under the 2007 Plan.

Performance Shares and Performance Units; Performance Awards; Performance Criteria

The Compensation Committee may grant awards of performance shares or performance units under the 2007 Plan based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation

Committee has the authority to determine other terms and conditions of the performance shares and performance units. The Compensation Committee may also grant performance awards under the 2007 Plan. Performance awards may be payable in cash or in shares of common stock, and may relate to a single-year performance period, such as an annual bonus award, or multi-year periods.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares earned based on the level of the performance goal achieved. Additional provisions relating to (i) the setting of the performance goal, (ii) certifying achievement of performance against the goal and the amount earned, and (iii) the ability to use negative discretion to reduce the amount earned apply to awards made to executive officers that are intended to meet the tax deductibility rules for “performance-based” compensation under section 162(m) of the Code.

The 2007 Plan provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total stockholder return, stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue, cash flow and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all charges or costs associated with restructurings of the Company or any subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant awards of restricted stock and restricted stock units under the 2007 Plan. The restricted stock and restricted stock units are forfeitable until they vest. Historically, the Compensation Committee has granted restricted stock and restricted stock units that generally vested ratably over five years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. Beginning in 2009, grants of restricted stock units will generally vest ratably over three years on each anniversary of the date of grant. In general, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, any restricted stock or restricted stock units held by the participant will vest as of the date of termination. If a participant’s service is terminated for any other reason, any restricted stock or restricted stock units held by the participant will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and restricted stock units will be immediately forfeited and canceled upon termination of service for cause.

Stock Options and Stock Appreciation Rights

The Compensation Committee may grant awards of stock options and SARs under the 2007 Plan. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant (as determined in accordance with the 2007 Plan), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, the stock options and SARs will become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the Plan may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2007 Plan that become vested and exercisable may be exercised in whole or in part. The exercise price of a stock option award may be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, to the extent permitted by the Compensation Committee, options may be “net exercised,” that is, the excess, if any, of the full market value of the shares being exercised at the date of exercise over the exercise price for such shares will be delivered in shares without any requirement that the participant pay the exercise price.

Stock appreciation rights, or SARs, are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares as to which the SAR is being exercised. The payment will be made in cash or shares of common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the first anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not become vested and exercisable will be immediately canceled and any stock options that have become vested and exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately canceled upon termination of service for cause.

Other Stock-Based Awards

The 2007 Plan permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include outright grants of shares without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares or by a cash payment equal to the value of the shares earned under the award.

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2007 Plan) of the Company, (i) all outstanding stock options and SARs will become immediately vested and exercisable; (ii) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; and (iii) each outstanding performance share and performance unit will be canceled in exchange for the greater of (i) target or (ii) actual performance to date. In addition, the Compensation Committee may provide that in connection with a change in control:

•	each stock option and SAR will be canceled in exchange for an amount equal to the excess, if any, of the fair market value of our common stock over the exercise price for such option or SAR; and

•

each share of restricted stock and each restricted stock unit will be canceled in exchange for an amount equal to the fair market value multiplied by the number of shares of our common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2007 Plan as continuing service with us until the consummation of the change in control. For purposes of the 2007 Plan, such participant will be treated as if terminated immediately after the consummation of the change in control.

Amendment and Termination

The Board may terminate or suspend the 2007 Plan at any time and, from time to time, may amend or modify the 2007 Plan, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2007 Plan may (i) materially increase the benefits accruing to participants under the 2007 Plan, (ii) except as a result of an adjustment in capitalization or similar adjustments, materially increase the number of shares of stock subject to awards under the 2007 Plan or the number of awards or amount of cash that may be granted to a participant under the 2007 Plan, (iii) materially modify the requirements for participation in the 2007 Plan, or (iv) materially modify the 2007 Plan in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2007 Plan cannot be amended to permit the grant of options or SARs at below fair market value exercise prices without shareholder approval. No amendment, modification or termination of the 2007 Plan shall in any material way adversely affect any award previously granted under the 2007 Plan without the consent of the participant. The 2007 Plan shall continue in effect, unless sooner terminated by the Board, until March 1, 2017, the tenth anniversary of the date on which the 2007 Plan was adopted by the Board of Directors, at which time no additional awards may be granted after that date.

Summary of Federal Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to 2007 Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2007 Plan. A participant may also be subject to state, local and foreign taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance Shares. A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may elect, pursuant to Section 83(b) of the Code, to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units and Performance Units. A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Performance Awards and Other Stock-Based Awards. A grant of a performance award or other stock-based award will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Section 162(m). With respect to certain executive officers, including the Chief Executive Officer, the amount of compensation payments that may be deducted by us in any given taxable year may be limited to $1 million, regardless of whether we would otherwise be entitled to a deduction for such payments. This limit does not apply to performance-based compensation that satisfies certain conditions. The 2007 Plan has been designed so that options, SARs, performance awards, performance shares and performance units can be awarded in a manner that should satisfy the applicable conditions and be deductible on the same basis as applies to all employees generally. In the ordinary course, restricted stock and restricted stock unit awards would not qualify for this performance-based exception to the deduction limit.

Section 409A. Recently enacted Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable and at a rate of income taxation at least 20% higher than would otherwise apply to such amounts, if the conditions specified in that Section are not satisfied. It is intended that any amounts awarded pursuant to the 2007 Plan that are treated as deferred compensation for purposes of such Section shall be administered in a manner intended to comply with such requirements, to the extent applicable to such compensation.

Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

The preceding is based on current federal tax laws and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2007 Plan. A participant may also be subject to state and local taxes.

Plan Benefits. As of March 31, 2009, approximately 600 persons were eligible to receive awards under the 2007 Plan, including our executive officers and non-employee directors. The granting of awards under the 2007 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. Please see the Grants of Plan-Based Awards in Fiscal Year 2008 table on page 45 of this Proxy Statement for information on awards granted in 2008. Historically, we have granted long-term equity incentive compensation to our Named Executive Officers based on a comparison of our total stockholder return to that of our peer group companies. Please see “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” for more information.

On March 31, 2009, the closing sale price of our common stock on the NYSE was $18.08.

Our Board of Directors recommends that you vote FOR the proposal to amend the 2007 Plan.

Proposal Three: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2009 fiscal year and is soliciting your ratification of that selection.

Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 20 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 27 for an important report by the Audit Committee.

Our Board of Directors recommends that you vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2009.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at ten and we currently have ten directors. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. Ronald Kirk resigned in March in connection with his appointment as United States Trade Representative, and Lewis Collens and Pete Schenkel will each retire at the expiration of their respective terms at the Annual Meeting of stockholders to be held on May 21, 2009. Our bylaws, as well as the rules of the NYSE, require that we have three classes of directors as nearly equal in number as possible. With the departure of these directors, in order to ensure compliance with our bylaws and with the rules of the NYSE, the Board recomposed each class so that Jim L. Turner resigned from Class II and was appointed as a Class III director, and Tom C. Davis resigned from Class I and was appointed as a Class III director. Our Governance Committee is currently reviewing additional candidates. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the two directors nominated for re-election, the following persons currently serve on our Board of Directors:

Lewis M. Collens

Director since December 2001

Mr. Collens, age 71, is Professor of Law and President Emeritus at Illinois Institute of Technology (“IIT”). He served as the President of IIT and Chairman of IIT Research Institute from 1990 to 2007. From 1974 to 1990, he served as Dean of IIT Chicago-Kent College of Law. Mr. Collens was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean on December 21, 2001. Mr. Collens served on the Board of Directors of Legacy Dean since 1991 and was Chairman of its Audit Committee and a member of its Corporate Governance Committee. He will retire from the Board when his term expires at the Annual Meeting to be held on May 21, 2009.

Tom C. Davis

Director since March 2001

Mr. Davis, age 60, currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He is also a co-founder and Managing Director of Bluffview Capital, LP, an investment banking firm. In addition, Mr. Davis has served as Managing Partner of Gryphon Special Situations Fund L.P. since July 2004. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In this position, Mr. Davis worked with several large private equity firms, in addition to a variety of public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves on the Audit Committee, and Westwood Holdings Group, Inc. an investment management and trust services company, where he serves on the Audit and Compensation Committees. His term will expire in 2010.

Gregg L. Engles

Chairman of the Board,

Director since October 1994

Mr. Engles, age 51, has served as our Chief Executive Officer and as a director since the formation of our Company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired Legacy Dean, Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. His term will expire in 2010.

Stephen L. Green

Director since October 1994

Mr. Green, age 58, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. His term will expire in 2011.

Joseph S. Hardin, Jr.

Director since May 1998

Mr. Hardin, age 63, currently retired, served as Chief Executive Officer of Kinko’s, Inc. from May 1997 until January 2001. Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin also serves on the Boards of Directors of American Greetings Corporation, where he serves on the Nominating and Governance Committee and the Compensation and Management Development Committee, and Petsmart, Inc., where he serves on the Corporate Governance Committee. His term will expire in 2011.

John R. Muse

Director since November 1997

Mr. Muse, age 58, is Chairman of HM Capital Partners LLC (formerly known as Hicks, Muse, Tate & Furst Incorporated), a private equity firm, which he co-founded in 1989. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2011.

Pete Schenkel

Director since January 2000

Mr. Schenkel, age 73, joined our Company in January 2000 as President of our former Dairy Group and a member of our Board of Directors. Effective December 31, 2005, Mr. Schenkel retired as President of our former Dairy Group, and served as Vice Chairman through December 31, 2007. He currently serves as a consultant to our Company. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (now a part of our DSD Dairy segment), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994. He was originally elected to our Board of Directors in connection with our acquisition of Southern Foods Group in January 2000. He will retire from the Board when his term expires at the Annual Meeting to be held on May 21, 2009.

Jim L. Turner

Director since November 1997

Mr. Turner, age 63, currently serves as Principal of JLT Beverages L.P. In June 2005, Mr. Turner retired from Dr Pepper/Seven Up Bottling Group, Inc., where he served as President and Chief Executive Officer since its formation in 1999. Prior to that, since 1985, he was the Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Board of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee, and is a member of Baylor University’s Board of Regents. His term will expire in 2010.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Related Party Transaction Policy” on page 58 of this Proxy Statement. In 2009, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Lewis M. Collens, Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr., Janet Hill, Ronald Kirk, John R. Muse, Hector M. Nevares and Jim L. Turner. Mr. Engles and Mr. Schenkel were not determined to be independent directors in 2009. Mr. Engles is currently the Chief Executive Officer of our Company. Mr. Schenkel was employed as Vice Chairman of our Company through December 31, 2007, and received in excess of $120,000 in consulting fees in fiscal year 2008.

Prior to his resignation on March 18, 2009, Mr. Kirk served on our Board as well as the Board of Directors of Brinker International, Inc., and Ms. Hill serves on the Boards of Directors of Wendy’s/Arby’s Group, Inc. and Sprint Nextel Corporation. We sell products to Brinker International, Inc. and Wendy’s/Arby’s Group, Inc., and we purchase products and services from Sprint Nextel Corporation and Brinker International, Inc. all in the ordinary course of our business. In 2008, Wendy’s/Arby’s Group, Inc. paid approximately $46.2 million and Brinker International, Inc. paid approximately $6.8 million for purchases of our products. We paid approximately $341,000 for products and services purchased from Sprint Nextel Corporation and approximately $74,000 from Brinker International, Inc. in 2008. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Mr. Kirk’s or Ms. Hill’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so.

Our Board of Directors meets according to a set schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met eight times during 2008, including four regular meetings and four special meetings. In 2008, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

The Board of Directors has adopted a set of Corporate Governance Principles for our Company, a copy of which is accessible through our corporate website at www.deanfoods.com. You may also receive a printed copy of our Corporate Governance Principles by writing to us at the following address: Dean Foods Company, Attention: Corporate Secretary, 2515 McKinney Avenue, Suite 1200, Dallas, TX 75201.

According to our Corporate Governance Principles, the Lead Director, who must be an independent director, is elected annually by the Board of Directors. The Lead Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. In May of 2008, our Board of Directors elected Mr. Hardin to serve as our Lead Director.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. For the fiscal year ended December 31, 2008, non-employee directors were entitled to receive the following cash compensation:

•	$35,000 annual retainer, payable quarterly in arrears, plus

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone, plus

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, plus

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 per year for chairing any other Board Committee, plus

•	$25,000 per year for serving as Lead Director.

Directors may elect to receive their fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2008, Ms. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive one-half of his fees in cash. All other directors elected to receive their fees in shares of restricted stock.

In addition to cash compensation, on each June 30th through 2008, each non-employee director received a grant of 7,500 immediately exercisable stock options and 2,550 restricted stock units vesting over a three-year period and which may be accelerated upon the occurrence of certain events, such as a change in control, and in the event of death, disability or retirement for grants under the 2007 Plan.

For fiscal 2009, we have changed our director compensation based on the results of a benchmarking analysis we conducted, so that in addition to the retainers above, each non-employee director receives an annual grant of restricted stock units and stock options at the same time our executive officers and other key employees receive annual grants, which is the third business day following our fourth quarter earnings release. The directors’ grants are valued at $110,000, valued equally between restricted stock units and stock options. The number of shares for each grant is determined by taking the number of shares of our common stock equal to $55,000 on the last trading day of the previous November for restricted stock units, and taking the number of shares equal to the

Black-Scholes value of $55,000 on the last trading day of the previous November for the option grant, and granting the corresponding number of shares for each at the closing price on the date of grant.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2008. Pete Schenkel is not included in the table as he was a consultant of the Company through December 31, 2008, and received no additional compensation for his services as a director.

Director Compensation Table for Fiscal Year 2008

	Fees Earned or Paid in Cash
Name	Cash Value($)(1)	Stock Value($)(2)	Stock Awards($)(3)(8)	Option Awards($)(4)(8)	Total($)(5)(6)
Alan J. Bernon(7)	—	8,616	—	—	8,616
Lewis M. Collens	—	84,791	82,017	39,925	206,733
Tom C. Davis	—	92,832	82,017	39,925	214,774
Stephen L. Green	—	131,347	82,017	39,925	253,289
Joseph S. Hardin, Jr.	—	176,231	82,017	39,925	298,173
Janet Hill	78,000	—	82,017	39,925	199,942
Ronald Kirk	25,500	47,770	82,017	39,925	195,212
John R. Muse	—	81,262	82,017	39,925	203,204
Hector M. Nevares	—	85,601	82,017	39,925	207,543
Jim L. Turner	—	102,916	82,017	39,925	224,858

(1)	This column includes the value of fees earned and paid in cash. Directors may elect to receive their earned fees in shares of restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2008, Ms. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive one-half of his fees in cash. All other directors elected to receive their fees in shares of restricted stock.

(2)	For directors who elected to receive shares of restricted stock instead of cash for all or part of the fees earned in 2008, the amounts shown in this column reflects the expense recognized in 2008 for financial reporting purposes in accordance with FAS 123(R) “Share Based Payment.”

(3)	Historically, on June 30 of each year, each non-employee director received a grant of 2,550 restricted stock units vesting over a three-year period, and which may be accelerated upon the occurrence of certain events, such as a change in control, and in the event of death, disability or retirement for grants under the 2007 Stock Incentive Plan. This column reflects the expense recognized in 2008 for financial reporting purposes for the fair value of stock awards granted in 2008, as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting restrictions. The assumptions used in valuing the stock units we granted during 2008 are described under the caption “Restricted Stock Units” in Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2008. The grant date fair value of each grant of restricted stock units awarded in 2008 was $50,031, computed in accordance with FAS 123(R). Mr. Bernon did not receive a grant of restricted stock units in fiscal 2008.

(4)

Historically, on June 30 of each year, each director received a grant of 7,500 immediately vested stock options. This column reflects the expense recognized in 2008 for financial reporting purposes for the fair value of option awards granted in 2008 in accordance with FAS 123(R). The assumptions used in valuing the stock options we granted during 2008 are described under the caption “Stock Options” in Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2008. The grant date fair value of each grant of stock options awarded was $39,925, computed in accordance with FAS 123(R), as each grant immediately vests in full on the grant date. Mr. Bernon did not receive a grant of stock options in fiscal 2008.

(5)	Represents the sum of the numbers shown in the columns to the left.

(6)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Board Committee meetings and other Company functions. These amounts are not reflected in the table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.

(7)	Mr. Bernon resigned from the Board effective May 26, 2008.

(8)	The following table shows the aggregate number of outstanding restricted stock awards, restricted stock unit awards, and stock option awards as of December 31, 2008, for each non-employee director serving during 2008:

Name	Restricted Stock Awards	Restricted Stock Unit Awards	Option Awards
Alan J. Bernon	—	—	—
Lewis M. Collens	4,878	5,499	102,303
Tom C. Davis	5,382	5,499	141,460
Stephen L. Green	5,327	2,750	109,887
Joseph S. Hardin, Jr.	10,149	5,499	197,150
Janet Hill	—	5,499	104,135
Ronald Kirk	2,369	5,499	63,146
John R. Muse	4,866	5,499	219,774
Hector M. Nevares	5,055	5,499	219,774
Pete Schenkel	—	—	2,152,334
Jim L. Turner	5,857	5,499	134,933

Per our Corporate Governance Principles, our directors are encouraged to own stock of the Company. As a general rule, each director is expected, over time, to own Company stock having a value of at least three times the director’s annual retainer paid for service on our Board of Directors.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those committees and how many times each Board Committee met during 2008.

Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)		Strategic Planning(4)
Lewis M. Collens	*
Tom C. Davis	*
Gregg L. Engles					*	(1)			*
Stephen L. Green	*	(1)	*		*				*
Joseph S. Hardin, Jr.			*	(1)	*		*		*	(1)
Janet Hill							*	(1)
John R. Muse			*
Hector M. Nevares	*
Pete Schenkel
Jim L. Turner			*				*
Meetings in 2008	8		10		1		4		0

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined, upon recommendation of the Governance Committee, that all of the members of our Audit, Compensation and Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. All Committee members are appointed by our Board of Directors upon recommendation of the Governance Committee.

(3)	Our Board of Directors has determined, based on recommendation of the Governance Committee, that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC.

(4)	Our Strategic Planning Committee was dissolved during the first quarter of 2008.

What are the responsibilities of our Board Committees?

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing with management and the independent auditor, our annual and quarterly financial statements;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 27 of this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter. In August of 2008, the Audit Committee amended its charter as part of its review process to align it with evolving practices. The revised charter is attached as Appendix B to this Proxy Statement and is also accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our stock option and stock award plans and making final determinations regarding grants of stock options and other stock-based awards;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which begins on page 29 of this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 42 of this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Compensation Committee meets at least quarterly and operates under a charter. In November 2008, the Compensation Committee amended its charter as part of its review process to align it with evolving practices. The revised charter is attached as Appendix C to this Proxy Statement and is also accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy. The Compensation Committee also performs annual self-evaluations.

The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and two designated Executive Vice Presidents to grant stock options and restricted stock units in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it determines compensation based on its assessments of the personal attributes and achievements of the individual officers. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee uses a compensation consultant, Mercer Human Resource Consulting, Inc. (“Mercer”), to assist in connection with setting compensation. For more information on the Compensation Committee’s relationship with Mercer, see “Compensation Methodology—Role of Compensation Consultant” in the Compensation Discussion and Analysis section of this Proxy Statement.

Examples of services provided to the Compensation Committee by the compensation consultant include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return (TSR) performance for long-term incentive plan compensation purposes;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multi-employer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting; and

•	human resources and compensation software.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The engagement letter with the Compensation Committee’s compensation consultant is executed by the compensation consultant and the Chair of the Compensation Committee.

•	The executive compensation services provided by the compensation consultant are approved by the Compensation Committee.

•	At least biannually, the Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company.

In November 2007, the Compensation Committee reviewed the other services provided to the Company by Mercer and determined that Mercer’s executive compensation consultants are sufficiently objective to provide executive compensation services to the Compensation Committee. The Compensation Committee reviewed additional consulting assignments in August 2008.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee. The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis, as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Governance Committee. The purpose of the Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its committees to optimize the effectiveness of the Board. The Governance Committee also performs the functions of a nominating committee. The Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy.

The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the process for nominating directors?”

The Governance Committee makes regular reports to the Board of Directors and reviews its performance annually. The Governance Committee meets at least quarterly and operates under a charter. In November 2008, the Governance Committee amended its charter as part of its review process to align it with evolving practices. The revised charter is attached as Appendix D to this Proxy Statement and is also accessible on our corporate website at www.deanfoods.com. Stockholders also may contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Committee Charters/Form 10-K. We believe the charters adopted by the Audit, Compensation and Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201 or at 800.431.9214 to obtain copies of the committee charters or Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any other member of our Board of Directors on a board-related issue, you may write to him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the process for nominating directors?

When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a stockholder), the Governance Committee will require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. Our Board of Directors seeks to ensure that the Board includes members with appropriately diverse backgrounds, skills and experience, including financial and other expertise relevant to the business of our Company. The Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates.

Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the director nominee to the Governance Committee, c/o Corporate Secretary, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Assuming the appropriate information has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. On August 27, 2008, we adopted amended and restated bylaws which changed the date by which notice of intent to present certain stockholder proposals for consideration at our annual meeting must be submitted to our corporate secretary. To be timely, a stockholder’s notice must be delivered to the corporate secretary (i) in the case of an annual meeting, not earlier than the 120th day nor later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120 th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. On March 5, 2009, we adopted amended and restated bylaws that will become effective on May 22, 2009. The provisions regarding the procedure for a stockholder to directly nominate a candidate for the Board of Directors will not change.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees, including the Chief Executive Officer, a copy of which is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2515 McKinney Avenue, Suite 1200

Dallas, Texas 75201

800.431.9214

Do we have a Lead Director?

Mr. Hardin currently serves as Lead Director. The Lead Director is elected annually and is responsible for calling all meetings of our Board of Directors, approving the schedule and agenda for all meetings of our Board of Directors, and presiding at executive sessions of the Board of Directors. The Lead Director also serves as a liaison between the non-employee directors and our Chief Executive Officer.

Do we have a Corporate Responsibility/Sustainability Officer?

We have appointed a Corporate Responsibility/Sustainability Officer who works to promote business activities that are socially responsible and environmentally sustainable. He also oversees our ethics and compliance program. He provides reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to provide coordination and sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Review Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures, and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. Deloitte & Touche periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2008 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche in 2008 and 2007 were:

	2008	2007
Audit Fees(1)	$6,839,000	$6,741,000
Audit-Related Fees(2)	3,158,000	2,345,000
Tax Fees(3)	151,000	831,000
All Other Fees(4)	765,000	—

Total	$10,913,000	$9,917,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Audit Fees also include the audit of the Company’s internal controls. The 2008 Audit Fees also include $794,000 in audit fees attributable to the 2007 Audit, which were finalized in 2008.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the Company’s financial statements (which are not reported above under the caption “Audit Fees”), such as fees for accounting due diligence on acquisitions and divestitures.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance, our special cash dividend, and the adoption of Financial Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.”

(4)	“All Other Fees” includes fees and expenses in 2008 for advisory services related to the Company’s development of internal merger & acquisition integration processes and guidelines.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2009.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2009 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements of any subsidiary of the Company;

•	Ordinary course accounting consultations; and

•	Due diligence services related to potential acquisitions and divestitures of businesses.

Tax Engagements

•	U.S. federal, state and local tax compliance advice;

•	International tax compliance advice;

•	Review of federal, state, local and international income, franchise and other tax returns;

•	Advice on tax audits; and

•	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.

The pre-approval described above will expire in the first quarter of 2010. In the event a matter of a type listed above arises before the first quarter of 2010, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with detailed documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such service is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Audit Committee Report

We have met with representatives of Deloitte & Touche and Company management to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2008, and the assessment of the Company’s internal control over financial reporting. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We also regularly review and discuss the Company’s activities with respect to risk assessment and risk management, and receive regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from Deloitte & Touche the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with us concerning independence, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

This report is presented by:

The members of the Audit Committee

Stephen L. Green (Chairman)

Lewis M. Collens

Tom C. Davis

Hector M. Nevares

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our Board of Directors has determined that our “executive officers” are:

Gregg L. Engles—Chairman of the Board and Chief Executive Officer

See Mr. Engles’ biography beginning on page 14.

Jack F. Callahan, Jr.—Executive Vice President and Chief Financial Officer

Mr. Callahan, age 50, joined us in May 2006 as Executive Vice President and Chief Financial Officer. Prior to joining us, from 1996 to 2006 he held a number of positions at PepsiCo, Inc. including Senior Vice President of Corporate Strategy and Development for PepsiCo and Chief Financial Officer for Frito Lay International. Before joining PepsiCo, he held various positions at General Electric Company and McKinsey & Company. Mr. Callahan also serves on the Board of Directors of MetroPCS Communications, Inc., where he serves on the Audit Committee.

Joseph E. Scalzo—President and Chief Executive Officer, WhiteWave-Morningstar

Mr. Scalzo, age 50, joined us in October 2005 as President and Chief Executive Officer of our WhiteWave Foods Company subsidiary. He was promoted to President and Chief Executive Officer of WhiteWave Foods Company and Morningstar Foods Company in February 2008. Prior to joining us, he was employed by The Gillette Company from 2001 to October 2005, serving most recently as Group President, Personal Care and Global Value Chain. Prior to joining The Gillette Company, Mr. Scalzo served in various capacities at the Coca-Cola Company from 1997 to 2001, including Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions. Mr. Scalzo also serves on the Board of Directors of HNI Corporation, a leading office furniture and wood burning fireplace manufacturer, where he serves on the Audit Committee.

Gregg A. Tanner—Executive Vice President and Chief Supply Chain Officer

Mr. Tanner, age 52, joined us in November 2007 as Executive Vice President and Chief Supply Chain Officer. Prior to joining us, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006-2007. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001-2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner also serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee.

Harrald F. Kroeker—President, Fresh Dairy Direct

Mr. Kroeker, age 51, joined us in November 2006 as Senior Vice President and Chief Operating Officer of our DSD Dairy business, now called Fresh Dairy Direct. Mr. Kroeker was promoted to President – DSD Dairy in January 2008. Previously, Mr. Kroeker served in multiple executive capacities at Pepsi Bottling Group, including Senior Vice President and General Manager West from 2004-2006, Senior Vice President and General Manager, Mexico in 2003, and Senior Vice President and General Manager, Mid Atlantic from 2000-2002. In addition to his experience with Pepsi Bottling, Kroeker held leadership positions in sales with Polaroid and Procter & Gamble.

Deborah B. Carosella—Senior Vice President, Innovation

Ms. Carosella, age 52, joined us in April 2007 as Senior Vice President, Innovation. Prior to joining us, Ms. Carosella held various positions at ConAgra Foods Inc., including Senior Vice President, Strategic Marketing and Innovation from 2005-2007, Executive Vice President, Innovation, Grocery Products Division from 2003-2004, and Vice President, General Manager, Meals Business Unit from 2001-2002. In addition to her food industry experience, she worked in the biotechnology and nutrition arenas where she oversaw business development for new product platforms at Monsanto Company. Ms. Carosella’s experience also includes extensive advertising agency and consulting work for companies including J. Walter Thompson, Anheuser-Busch, Eagle Snacks, Nestle Confections, Kraft and M&M Mars.

Kelly Duffin-Maxwell—Executive Vice President, Research and Development

Ms. Duffin-Maxwell, age 44, joined us in 2008 as Executive Vice President, Research & Development. She brings 20 years of experience from Kraft Foods, most recently as Senior Vice President, Breakthrough

Innovation, a position she held from 2007-2008, where she created original platforms to accelerate the growth of Kraft Foods Inc. She worked in Germany from 1999-2006, where she led R&D efforts on some of Europe’s leading chocolate brands including Milka and Toblerone. She also worked throughout the Kraft organization including in the Cheese, Convenient Meals and Grocery categories, as well as serving as Director, Basic Flavor and Ingredient Research for North America.

Richard Fehr—Senior Vice President, Business Optimization

Mr. Fehr, age 57, joined us in November 1996 as Vice President of Operations for the former Suiza Foods. He served as Chief Operating Officer of the Southeast Region of our former Dairy Group segment from February 1998 through December 2005. He became Chief Operating Officer of the East Region of our former Dairy Group segment in January 2006 after a regional realignment, and moved into his current role in November 2006. Prior to joining our Company, he served in various capacities with The Morningstar Group, Inc. beginning in 1988.

Steven J. Kemps—Executive Vice President, General Counsel and Corporate Secretary

Mr. Kemps, age 44, joined us in February 2006 as Senior Vice President and Deputy General Counsel. In January 2008, Mr. Kemps was promoted to General Counsel, and became Executive Vice President in August 2008. Prior to joining us, Mr. Kemps held various positions with Kimberly-Clark Corporation from 1997 to 2006. From 1993 to 1997, he was an attorney with Dorsey & Whitney, LLP, and from 1991 to 1993, he served as a law clerk to Judge Paul A. Magnuson of the United States District Court, Minnesota.

Gregory A. McKelvey—Executive Vice President, Chief Strategy and Transformation Officer

Mr. McKelvey, age 35, joined us in 2005 as Senior Vice President, WhiteWave Strategy and Marketing Services. Mr. McKelvey was promoted to Executive Vice President, Chief Strategy and Transformation Officer in November 2008. Mr. McKelvey joined us after a long-term engagement with the Company as a strategy consultant with Bain & Company, where he was employed by as a consultant from 2001 to 2004 and as a manager from 2004 to 2005.

Paul T. Moskowitz—Executive Vice President, Human Resources

Mr. Moskowitz, age 45, joined us in June 2007 as Executive Vice President, Human Resources. Prior to joining us, Mr. Moskowitz served in various roles at Yum! Brands, Inc. from 1996-2007, most recently as Chief People Officer of Pizza Hut, a division of Yum! Brands. Previously, Mr. Moskowitz directed the Human Resources activities for all of Pizza Hut’s field operations, and led the organization’s training function. Prior to joining Pizza Hut, Mr. Moskowitz served in progressively challenging Human Resources roles, including senior positions with Darden Restaurants, Inc., from 1994-1996 and Brinker International, Inc., from 1992-1994.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and our former Executive Vice President, Development, Sustainability and Corporate Affairs. These individuals, referred to as Named Executive Officers, are identified below:

•	Gregg L. Engles, Chairman of the Board and Chief Executive Officer

•	Jack F. Callahan, Jr., Executive Vice President and Chief Financial Officer

•	Joseph E. Scalzo, President and Chief Executive Officer, WhiteWave-Morningstar

•	Gregg A. Tanner, Executive Vice President and Chief Supply Chain Officer

•	Harrald F. Kroeker, President, Fresh Dairy Direct

•	Michelle P. Goolsby, former Executive Vice President, Development, Sustainability and Corporate Affairs

Ms. Goolsby left her position as Executive Vice President, Development, Sustainability and Corporate Affairs effective August 1, 2008; however, she continued to serve as a full-time consulting employee through December 31, 2008. Ms. Goolsby is included as a Named Executive Officer because, but for the fact that she was not an executive officer of the Company at the end of the fiscal year, Ms. Goolsby would have been one of the three other executive officers who were most highly compensated in fiscal 2008.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

•	Executive Compensation Objectives and Policies

•	Impact of Market Conditions on 2008 Compensation

•	Comparison Group for Executive Compensation Purposes

•	Elements of Compensation

•	Agreements with Named Executive Officers

•	Compensation Methodology

•	Role of Compensation Consultant

•	Compensation of the Chief Executive Officer

•	Role of Chief Executive Officer in Compensation of Other Executive Officers

•	Compensation Mix

•	Annual Cash Compensation

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Equity Incentive Compensation

•	Timing of Long-Term Equity Grants

•	Deferred Compensation Plan and Supplemental Employee Retirement Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy

To further illustrate these concepts, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our Named Executive Officers. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” beginning on page 42 of this Proxy Statement.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “Other Information—What are the responsibilities of our Board

Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation policies that are designed to achieve the following four objectives:

•	Attract and retain top talent;

•	Motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•

Ensure that our total compensation package is competitive in comparison to our peers, and that the programs are consistent with the highest standards of good corporate governance and best practices within our industry; and

•	Align our executives’ interests with the long-term interests of our stockholders through awards of stock options and restricted stock units.

Impact of Market Conditions on 2008 Compensation

We are one of the leading food and beverage companies in the United States. Our DSD Dairy segment is the largest processor and distributor of milk and other dairy products in the country, and our WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products. The dairy industry is sensitive to changes in general economic conditions, both nationally and locally. In addition, our business is heavily dependent on raw materials such as conventional and organic raw milk, diesel fuel, resin, soybeans and other commodities. The prices of these materials increase and decrease based on market conditions, and in some cases, governmental regulation.

In one of the most difficult financial environments in memory, our leadership delivered significant improvement in year over year results. Contributing to these results were favorable trends in commodities during the latter half of the year, particularly with respect to energy related commodities, which, combined with operational improvements across the business, contributed to improved financial results in the fourth quarter and for the year. On an adjusted basis, consolidated net income from continuing operations for the full year 2008 totaled $199.2 million, compared to $164.5 million in 2007. Adjusted diluted earnings per share from continuing operations for the full year 2008 totaled $1.30 compared to $1.20 in 2007. For fiscal 2008, we exceeded the majority of our financial performance targets in our short-term incentive compensation plan, which is described below. Consistent with our pay for performance philosophy, our executive officers received payments under the short-term incentive compensation plan according to the achievement of financial performance targets and the Compensation Committee’s assessment of performance against individual targets as described in more detail below.

Certain non-GAAP financial measures discussed in this Proxy Statement, including consolidated adjusted net income, adjusted diluted earnings per share and consolidated adjusted operating income, have been adjusted to eliminate the net expense or net gain related to certain items identified in our press releases. A full reconciliation of these measures calculated according to GAAP and on an adjusted basis is contained in such press releases, which are publicly available on our web site at www.deanfoods.com.

Comparison Group for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. Specifically for fiscal 2008 compensation, we considered the following companies, which we will refer to in this Proxy Statement as the Comparison Group:

• Archer-Daniels-Midland Company	• The J.M. Smucker Company

• Campbell Soup Company	• Kellogg Company

• The Clorox Company	• Kimberly-Clark Corporation

• Coca-Cola Enterprises Inc.	• Kraft Foods Inc.

• Colgate-Palmolive Company	• McCormick & Co., Incorporated

• ConAgra Foods, Inc.	• The Pepsi Bottling Group, Inc.

• Cott Corporation	• The Procter & Gamble Company

• Del Monte Foods Company	• Sara Lee Corporation

• General Mills, Inc.	• Smithfield Foods, Inc.

• H.J. Heinz Company	• Tyson Foods, Inc.

• The Hershey Company	• Wm. Wrigley Jr. Company

• Hormel Foods Corporation

The Comparison Group was selected based on analysis conducted by Mercer, our outside compensation consultant, with the approval of the Compensation Committee. The criteria considered by the Compensation Committee in selecting peer companies for the Comparison Group include size, industry category and competition for sources of talent. The Compensation Committee believes this was the appropriate Comparison Group for 2008 compensation because it consists of consumer packaged goods companies meeting these criteria. The Comparison Group is reviewed at least annually by the Compensation Committee with input from Mercer.

In November 2008, the Compensation Committee reviewed the Comparison Group and determined that for fiscal 2009 compensation, the peer companies should be adjusted to include companies that were more closely aligned with our company. The Compensation Committee determined that Archer-Daniels-Midland Company, Del Monte Foods Company, McCormick & Co. Incorporated, and The Procter & Gamble Company should be deleted from the peer group, and that Ralcorp Holdings, Inc., Pilgrims Pride Corporation, Molson Coors Brewing Company, Dr. Pepper Snapple Group, Inc. and PepsiAmericas, Inc. should be added. The remaining companies in the Comparison Group were retained for 2009, with the exception of Wm. Wrigley Jr. Company, which was acquired by a third party in 2008 and subsequently removed from the peer group.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	Base salary;

•	Annual cash incentives, which we will refer to as short-term incentive compensation;

•	Long-term incentives, which for the Named Executive Officers and other senior executives consist of stock options and restricted stock units;

•	Our Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan; and

•	Other perquisites.

The Company does not maintain an ERISA qualified defined benefit pension plan for the Chief Executive Officer or for any of the other Named Executive Officers.

Agreements with Named Executive Officers

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such employment agreements generally state the executive’s base salary, signing bonus, if any, annual short-term incentive compensation opportunity, long-term incentive awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Dean Foods Executive Severance Pay Plan. Mr. Engles does not have such an agreement with the Company. Ms. Goolsby entered into an agreement with respect to her resignation from her position as Executive Vice President, Development, Sustainability and Corporate Affairs. In addition, we have agreements with our other Named Executive Officers. These agreements are summarized under the heading “Do we have agreements with our Named Executive Officers?” on page 51 of this Proxy Statement.

Compensation Methodology

In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay for performance compensation program so that attainment of Company, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business unit goals, we seek to foster an attitude of teamwork, and the use of tools such as equity ownership is important to ensure that the efforts of management are consistent with the objectives of our stakeholders. Our Compensation Committee does not believe that the Company’s compensation arrangements, including financial performance measures used to determine short-term incentive payout amounts, provide our executives with incentive to engage in business activities or other behavior that would expose the Company or our stockholders to excessive risk in order to obtain targeted results.

Role of Compensation Consultant. The Compensation Committee has engaged Mercer as its outside compensation consultant. The Compensation Committee relies on the compensation consultant to collect and analyze market compensation data. In addition, the compensation consultant assists the Compensation Committee in validating the Company’s performance relative to the awards made under our long-term incentive plans. The Compensation Committee works with the compensation consultant to ensure that position descriptions are appropriately comparable between our Company and those companies in our Comparison Group and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, the compensation consultant makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

The compensation consultant was retained by the Compensation Committee and reports directly to the Compensation Committee chairman. Although the Compensation Committee approves the scope of the consultant’s work and its fees, the consultant works with management as well to ensure that the consultant’s advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay for performance philosophy.

To determine the 2008 compensation for our Named Executive Officers, the Compensation Committee directed Mercer to provide a compilation of base salary, short-term incentive compensation and long-term incentive compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Comparison Group. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the Comparison Group for base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary and annual short-term incentive compensation for the Named Executive Officers and other senior executives, in addition to the consideration of the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to the Company’s results as discussed in more detail in the Annual Cash Compensation section below. In addition to the Comparison Group, the Compensation Committee may also consider general industry data where such additional information may be helpful. Long-term equity incentive compensation was determined based on total stockholder return, as described in more detail in the Long-Term Equity Incentive Compensation section below.

The Compensation Committee met throughout 2008 with Mercer, members of the management team and independently to keep apprised of the Company’s and each platform’s progress toward attaining the financial targets set forth in the Company’s 2008 Short-Term Incentive Compensation Plan, and financial performance relative to our 2008 Comparison Group. In January 2008, the Compensation Committee met to approve the long-term incentive grants for fiscal 2007. In February 2008, the Compensation Committee met to approve short-term incentive payouts for fiscal 2007. In March 2008, the Compensation Committee met to review and approve the proposed short-term incentive compensation plan for 2008, including targets for Corporate and Innovation executives, and the DSD Dairy, WhiteWave and Morningstar platforms, and to discuss 2008 objectives for the Chief Executive Officer and the executive team. In May and August 2008, the Compensation Committee met to receive updates on performance to date compared to targets set forth in the plan, and to review Comparison Group executive compensation and total stockholder return data. In November 2008, the Compensation Committee met to compare the Company’s preliminary performance overall and by business unit, and to review preliminary recommendations with respect to compensation. In February 2009, the Compensation Committee met to review and approve short-term incentive compensation payouts for the Named Executive Officers, which were paid in March of 2009, and to approve the long-term incentive grants for fiscal 2008. The Compensation Committee strives to keep an ongoing dialogue with management and Mercer throughout the year with respect to executive compensation issues.

Compensation of the Chief Executive Officer. At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. In January of the following year, the Compensation Committee and the Chair of the Governance Committee evaluate the Chief Executive Officer’s achievement of performance objectives for the prior year, which includes an assessment of his individual objectives, performance rating and individual payout factor. In February, a draft assessment is prepared and sent to the full Board for comments on achievement of individual objectives. Once all feedback has been received, the Compensation Committee and Governance Committee Chair prepare a final Chief Executive Officer assessment and distribute it to the full Board of Directors for review. The Chair of the Compensation Committee then communicates the results of the assessment to the Chief Executive Officer. The objectives that were established for the Chief Executive Officer for 2008 are discussed below under the heading “Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation, the Compensation Committee compares base salary, short-term incentive compensation, long-term incentive compensation and total compensation to that of each chief executive officer in the Comparison Group. The Compensation Committee then uses this information when determining Mr. Engles’ compensation using the measures described below under “Annual Cash Compensation—Base Salary” and “Short-Term Incentive Compensation,” and “Long-Term Equity Incentive Compensation.” The Compensation Committee targets Mr. Engles’ total annual compensation at or near the 60th percentile of total compensation for chief executive officers of companies included in the Comparison Group. The objectives that were established for the Chief Executive Officer for 2008 are discussed below under the heading “Annual Cash Compensation—Short-Term Incentive Compensation.”

The difference between Mr. Engles’ compensation and the other Named Executive Officers reflects the significant difference in their responsibilities. In general, the Chief Executive Officer’s compensation is much higher than that of other executive officers of public companies. The Chief Executive Officer is directly responsible for driving the strategy of the Company, and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the Chief Executive Officer is directly responsible for selecting, retaining and developing the executive team that will execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Executive Officers. The process of setting objectives and reviewing performance against these objectives for executive officers is similar to that followed for the Chief Executive Officer. At the beginning of the year, the Compensation Committee, with input from the Chief Executive Officer, establishes specific objectives for each executive officer, which are tracked throughout the year by the Compensation Committee. In February of the following year, the Chief Executive Officer’s recommendations for the executive officers’ assessments and pay-out percentages for short-term incentive compensation are presented to the Compensation Committee for further input and comments. Once the assessments are finalized by the Compensation Committee, the Chief Executive Officer then meets with each executive officer to review that officer’s performance. Mr. Engles based his 2008 compensation recommendations with respect to other executive officers on the same Comparison Group market data reviewed by the Compensation Committee and his subjective review of each executive officer’s overall performance and contribution to the Company. While the Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the executive officers, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation. See the Summary Compensation and Grants of Plan-Based Awards tables on pages 43 and 45 of this Proxy Statement.

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and the executive’s level of experience and allows us to attract and retain top talent, consistent with our objectives. It is our practice to set the base salary levels at approximately the 60th percentile of the Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In some cases, such as when an executive is recruited from another company, the base salary may exceed the levels indicated in order to attract the executive.

Base salaries are reviewed annually by the Compensation Committee. Adjustments are made based on changes in the Comparison Group and on the performance of the executive, considering recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.

The table below discloses base salary for each Named Executive Officer in fiscal years 2007 and 2008.

Named Executive Officer	Fiscal Year 2007 Salary		Fiscal Year 2008 Salary
Gregg L. Engles	$1,275,000		$1,300,000
Jack F. Callahan, Jr.	480,000		528,000
Joseph E. Scalzo	660,000		700,000
Gregg A. Tanner	525,000	(1)	525,000
Harrald Kroeker	450,000		495,000
Michelle P. Goolsby	535,000		567,000

(1)	Represents Mr. Tanner’s annualized 2007 base salary. Mr. Tanner joined us in November 2007.

The merit increases were reviewed by the Compensation Committee in November 2007 and approved in December 2007 and became effective January 1, 2008. Changes were made based largely on increases to the base salary of our Comparison Group, as well as individual performance of each of the Named Executive Officers. Mr. Tanner did not receive a merit increase because he had recently joined the Company when base salaries were set.

Short-Term Incentive Compensation. Short-term incentive compensation is designed to motivate our senior executives to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the Company. In conjunction with our review of the strategic and operating plans of the Company, we establish target short-term incentive payout levels for each executive based on a combination of the Company’s performance, the performance of particular operating units for which an executive has responsibility and on individual goals, depending on the executive’s functional area. For fiscal 2008, the Compensation Committee set target bonus levels at approximately the 60th percentile of the Comparison Group.

For 2008, cash incentive payments were based on the 2008 Short-Term Incentive Compensation Plan approved by our Compensation Committee. The Compensation Committee segregated each functional group by platform into Corporate, DSD Dairy, WhiteWave, Morningstar, and Innovation compensation plans. Our program places significant weight on the achievement of financial objectives. For 2008, we used the following key performance measures:

•	achievement of targeted consolidated adjusted operating income for our Corporate and Innovation executives, including Mr. Engles, Mr. Callahan, Mr. Tanner and Ms. Goolsby;

•	a combination of achievement of targeted consolidated adjusted operating income and targeted operating income for our DSD Dairy segment for our DSD Dairy executives, including Mr. Kroeker; and

•

a combination of targeted consolidated operating income, Morningstar targeted operating income, and WhiteWave targeted operating income and targeted net sales for our WhiteWave and Morningstar executives, including Mr. Scalzo.

We believe operating income is an appropriate measure for compensation purposes as it provides a meaningful estimate of our operating performance. In addition, the net sales performance measure for WhiteWave underscores our focus on growing the business.

Pursuant to the Short-Term Incentive Compensation Plan, upon the recommendation of the Chief Executive Officer, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. Significant acquisitions or dispositions of assets or companies or issuances or repurchases of common stock or other equity interests may, at the Compensation Committee’s discretion, result in an adjustment to the targets or financial performance measures used in our short-term incentive compensation plan. During 2008, certain of the targets and financial performance measures were adjusted based on the guidelines for adjustments under our short-term incentive compensation plan. These adjustments are in addition to those adjustments included in the consolidated adjusted operating income amounts and segment operating income amounts presented in the Company’s fourth quarter earnings release for fiscal 2008.

In February 2009, the Compensation Committee assessed performance against the financial goals for corporate performance and business unit performance established at the beginning of 2008. The financial performance measures we used for the Chief Executive Officer and executive officers, and the results of the 2008 assessment, are set forth in the table below.

Financial Performance Measure	Target(1) 100% Payout		Actual(1)		Percentage Payout
Corporate & Innovation Platform Consolidated Operating Income		$610.2		$650.3	137.0%

DSD Dairy Segment Operating Income		$569.0		$625.4	161.8%

WhiteWave-Morningstar 50% WhiteWave-Morningstar Operating Income(2) 50% WhiteWave Net Sales	$ $	207.2 1,466.1	$ $	209.6 1,530.2	104.8 188.0	% %

(1)	Dollars are in millions.

(2)	Percentage payout based on combined WhiteWave and Morningstar operating income.

A portion of each Named Executive Officer’s short-term cash incentive was based on individual objectives set by the Compensation Committee. The individual objectives for the Chief Executive Officer were set by the Compensation Committee, and for the executive officers by the Chief Executive Officer with review and input by the Compensation Committee. For Named Executive Officers receiving “on target” ratings, the target payout was 100% of the applicable portion of the short-term cash incentive attributed to individual objectives. Each Named Executive Officer was eligible to receive a maximum payout of 150% for performance rated “Significantly Above Target.” In addition, if the Named Executive Officer’s financial performance measures exceeded 100% of target, the individual payout percentage was multiplied by the financial performance measure payout percentage for purposes of calculating the individual component of the incentive award. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award.

The following table provides, for each Named Executive Officer, each element of cash incentive payment and the relative weight assigned to each of the elements described above:

	Company Performance	Business Unit Performance		Individual Objective Performance	Total
Gregg L. Engles	60%	—		40%	100%
Jack F. Callahan, Jr.	60%	—		40%	100%
Joseph E. Scalzo	20%	40	%(1)	40%	100%
Gregg A. Tanner	60%	—		40%	100%
Harrald Kroeker	20%	40%		40%	100%
Michelle P. Goolsby	60%	—		40%	100%

(1)	Consists of 20% WhiteWave performance measures and 20% Morningstar performance measures.

In addition to the financial performance measures discussed above, the Compensation Committee assessed performance against the strategic performance goals that comprised the individual objective portion of the Named Executive Officers’ goals. A summary of the strategic goals for the CEO and each Named Executive Officer is set forth below:

Gregg L. Engles

•     maximize stockholder return

•     develop and execute the Company’s strategic growth plan

•     achieve certain organizational development objectives

•     achieve certain strategic segment objectives

•     support sustainability objectives

•     maintain credibility with the investment community

•     exhibit leadership in establishing and maintaining a culture of compliance, ethical behavior and social responsibility throughout the Company

Jack F. Callahan, Jr.	• achieve certain strategic segment objectives • continue progress in infrastructure initiatives • strengthen finance organization

Joseph E. Scalzo	• achieve certain strategic segment objectives • validate and develop new product categories

Gregg A. Tanner	• achieve certain strategic segment objectives • achieve certain organizational development objectives • achieve certain infrastructure objectives

Harrald Kroeker	• achieve certain strategic segment objectives • achieve certain organizational development objectives • achieve certain infrastructure objectives

With respect to these objectives, the Compensation Committee determined for the Chief Executive Officer and each Named Executive Officer, that all were met and some were exceeded, based on the Named Executive Officers’ leadership and execution of organizational objectives that furthered the Company’s long-term strategic plans. On balance, the Compensation Committee determined that the payout percentage for the individual objective portion of the goals should be “above target” for each of the Named Executive Officer’s respective individual objective percentage. Pursuant to her agreement, Ms. Goolsby received a rating of “on target,” resulting in a payout factor of 100% for the individual objective portion of her short-term incentive.

The table below shows the short-term incentive compensation payout target for fiscal year 2008 and the actual payouts for the Named Executive Officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target	FY08 Annual Incentive Award
			Corporate Objectives	Business Unit Objectives	Individual Objectives		Total Incentive Award Payout
Gregg L. Engles	120%	$1,560,000	$1,282,300	$—	$1,068,600		$2,350,900
Jack F. Callahan, Jr.	70%	369,600	304,000	—	253,000		557,000
Joseph E. Scalzo	80%	560,000	153,400	274,700	356,800		784,900
Gregg A. Tanner	70%	367,500	302,100	—	231,600		533,700
Harrald Kroeker	70%	346,500	95,000	224,200	266,000		585,200
Michelle P. Goolsby	70%	396,900	326,252	—	217,501	(1)	543,753

(1)	Calculated based on Ms. Goolsby’s agreement.

Long-Term Equity Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our current program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Each year we compare our total stockholder return (“TSR”) for the previous three years, which combines share price appreciation and dividends paid to show the total return to one stockholder over that period of time, to that of the current Comparison Group. The value of the long-term incentive awards provided is based primarily on the results of this comparison. If our performance is at the 75th percentile or above, the awards are made at the 75th percentile of those provided to similar positions in the Comparison Group. If our performance is at the 25th percentile or below, the awards are made at levels equivalent to the 25th percentile within our Comparison Group. For results between the 25th and 75th percentiles, the value of the awards made is consistent with the level of performance within the Comparison Group. The value of the awards may be adjusted up or down by the Compensation Committee depending upon the performance of the individual executive officer; however, for awards granted in fiscal 2008, no material adjustments were made.

Our awards are currently provided in the form of stock options and restricted stock units, referred to as RSUs. Each award is weighted equally between stock options and RSUs with respect to dollar valuation, using the Black-Scholes valuation model for the stock options and the fair market value as of the determination date, discounted for the vesting period to reflect potential forfeiture risk, for the RSUs. The number of shares is determined based on the values determined above and the price of our stock on the last trading day in November of the year prior to the grant. The exercise price of the stock options is the closing price of our stock on the date of grant.

Stock options are used to motivate and reward our senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. In general, stock options vest over three years and RSUs vest over five years in equal portions on the anniversary of the grant date. Beginning with grants made in 2009, RSUs will vest over three years. The Compensation Committee determined that a three-year vesting schedule was more competitive with long-term incentive grants made to executives at the Comparison Group companies. The vesting of RSUs may be accelerated to 30 months following the date of grant if certain share price targets are reached over a certain period of time, which for the outstanding grants is approximately 150% of our stock price on the date of grant. The Compensation Committee annually reviews both market practices and trends, and the availability of shares and units in our incentive program, in determining the mix of awards.

Through November 30, 2007, our three-year TSR was at the 65th percentile relative to the Comparison Group. As such, our long-term incentive awards, which were granted in January 2008, were set at the 65th percentile. For details regarding stock options and RSUs granted to the Named Executive Officers in fiscal 2008, see the table entitled “Grants of Plan-Based Awards During Fiscal Year 2008” in this Proxy Statement.

Timing of Long-Term Equity Grants

Our policies and stock option plans require that stock options have an exercise price equal to the closing price of the Company’s stock on the date of grant. In 2008, as required by our policy at the time, we granted long-term incentive compensation on January 15, 2008. Beginning in 2009, our policy requires that annual stock option and RSU grants to senior executives and other employees be made by the Compensation Committee at a meeting held each year on the third business day following our fourth quarter earnings release. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement.

Our Chief Executive Officer and two designated Executive Vice Presidents have limited authority to grant stock options and restricted stock units in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition grants may not exceed 400,000 shares in total annually and may not be made to any executive officer of the Company. In addition, no individual grant may exceed 50,000 shares without the Compensation Committee’s approval. These recruiting and recognition grants are made on the first business day of each month for all employees selected for awards in the preceding month or whose employment began during the preceding month.

Deferred Compensation Plan and Supplemental Employee Retirement Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a strong retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our Comparison Group. The amounts deferred by the Named Executive Officers are partially funded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. For more information on amounts deferred pursuant to the Deferred Compensation Plan, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year 2008” on page 47 of this Proxy Statement.

In addition, we maintain a Supplemental Executive Retirement Plan (SERP), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health.

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the Summary Compensation Table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and our stockholders. The incremental cost to us of providing personal travel on corporate aircraft is included in the All Other Compensation Table on page 44 of this Proxy Statement.

The Compensation Committee has also approved the payment of relocation costs when hiring or moving executive officers and other employees. The Compensation Committee believes it is appropriate and necessary to pay these costs in attracting and retaining top talent in the locations where we operate. The incremental cost to us of providing relocation benefits is included in the All Other Compensation Table on page 44 of this Proxy Statement.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives participate in the Company’s broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the All Other Compensation Table on page 44 of this Proxy Statement.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control” following a change in control. A copy of the form of these change in control agreements, which were approved by the Compensation Committee, is filed with the SEC as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Generally, the executive officer would be paid a lump sum of cash equal to three times his or her base annual salary and his or her target bonus for the year, plus a gross-up payment for excise taxes, along with insurance benefits, outplacement services and certain other benefits.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. The change in control agreements also include provisions to lessen the impact of the federal excise tax on “excess parachute payments.” The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments that exceed three times the individual’s “base amount” (generally an average of the individual’s W-2 compensation from the Company for the five years preceding the year in which the change in control occurs). Depending upon circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted employees depending on their historical compensation from the Company, individuals who have not exercised stock options and those who elect to defer compensation. For these reasons, we believe that the provision of the excise tax gross-up is appropriate. Estimated payments to the Named Executive Officers pursuant to the change in control agreements are summarized under the heading “Executive Officer Severance—Potential Benefits upon a Change in Control.”

We also maintain a severance plan for our executive officers, other than the Chief Executive Officer, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). A copy of the Company’s Executive Severance Pay Plan, which was approved by the Compensation Committee, is on file with the SEC as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her base annual salary plus his or her target bonus and a cash payment for the in-the-money value of stock options and restricted stock units that would vest during the two years following the date of severance and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years post termination. We believe that our severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Executive Severance Pay Plan are summarized under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

In 2008, we made modifications to these plans in order to comply with Section 409A of the Internal Revenue Code. These changes were not material, and did not modify the original terms and conditions of these plans other than with respect to technical amendments required in order to comply with Section 409A.

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. Stock option awards under the Company’s stockholder approved long-term incentive plans qualify for the exemption offered by Section 162(m) of the U.S. tax code. Currently, none of the other compensation that we pay qualifies for the Section 162(m) exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is more important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interest of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Joseph S. Hardin, Jr. (Chairman)

Stephen L. Green

John R. Muse

Jim L. Turner

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above.

The chart presented on the following page shows the compensation paid during fiscal 2006, 2007 and 2008 to our Named Executive Officers.

Summary Compensation Table for Fiscal Year 2008

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Gregg L. Engles	2008	1,300,000	—	2,213,221	3,567,151	2,350,900	187,452	9,618,724
Chairman of the Board and	2007	1,275,000	—	2,897,877	3,438,636	306,000	235,285	8,152,798
Chief Executive Officer	2006	1,200,000	—	3,795,739	3,386,074	2,220,480	423,200	11,025,493

Jack F. Callahan, Jr.(7)	2008	528,000	—	712,729	830,167	557,000	27,001	2,654,897
Executive Vice President	2007	480,000	—	553,576	598,996	100,800	75,901	1,809,273
and Chief Financial Officer	2006	297,620	—	271,701	312,400	495,880	262,786	1,640,387

Joseph E. Scalzo(8)	2008	700,000	—	371,503	1,415,887	784,900	83,450	3,355,740
President and Chief Executive Officer WhiteWave-Morningstar	2007	660,000	—	162,250	1,302,989	290,400	70,570	2,486,209

Gregg A. Tanner(9)	2008	525,000	175,000	390,481	726,427	533,700	618,485	2,969,093
Executive Vice President and Chief Supply Chain Officer	2007	81,779	400,000	40,799	149,419	61,250	—	733,247

Harrald F. Kroeker(10)	2008	495,000	—	273,683	367,388	585,200	23,913	1,745,184
President, Fresh Dairy Direct

Michelle P. Goolsby	2008	567,000	—	416,729	695,501	543,753	31,773	2,254,756
Former Executive Vice	2007	535,000	—	560,779	662,318	112,350	65,897	1,936,344
President, Development, Sustainability and Corporate Affairs	2006	515,000	—	753,354	654,837	555,170	98,726	2,577,087

(1)	Includes salary deferred pursuant to our Deferred Compensation Plans.

(2)	Amounts shown reflect restricted stock unit awards. This column reflects the expense recognized in the year presented for financial reporting purposes for the fair value of stock awards granted in that year as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in valuing the stock units we granted are described under the caption “Restricted Stock Units” in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amounts shown reflect stock option awards. This column reflects the expense recognized in the year presented for financial reporting purposes for the fair value of option awards granted in that year as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in valuing the stock units we granted are described under the caption “Stock Options” in Note 10 to our Consolidated Financial Statement on Form 10-K for the year ended December 31, 2008.

(4)	See “Short-Term Incentive Compensation” under the Annual Cash Compensation section of Compensation Discussion and Analysis for more information.

(5)	See the “All Other Compensation” table below for a description of the included amounts.

(6)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(7)	Mr. Callahan joined us as Executive Vice President and Chief Financial Officer in May 2006.

(8)	Mr. Scalzo was not a Named Executive Officer in fiscal 2006.

(9)	Mr. Tanner joined us as Executive Vice President and Chief Supply Chain Officer in November 2007.

(10)	Mr. Kroeker was not a Named Executive Officer in fiscal 2006 or 2007.

All Other Compensation(1)

Name	Year	Aircraft Usage ($)(2)	Club Membership ($)	Relocation ($)(3)	401(k) ($)(4)	SERP ($)(5)	Life Insurance ($)	Total ($)
Gregg L. Engles	2008	116,747	2,463	—	9,200	55,040	4,002	187,452
	2007	90,914	4,552	—	9,000	130,819	—	235,285
	2006	257,142	15,338	—	8,800	141,920	—	423,200

Jack F. Callahan, Jr.	2008	—	—	—	9,200	15,952	1,849	27,001
	2007	—	—	36,866	9,000	30,035	—	75,901
	2006	30,360	—	229,372	—	3,054	—	262,786

Joseph E. Scalzo	2008	42,778	—	—	9,200	28,878	2,594	83,450
	2007	34,250	—	—	9,000	27,320	—	70,570

Gregg A. Tanner	2008	—	—	596,057	6,312	14,250	1,866	618,485

Harrald F. Kroeker	2008	—	—	—	8,663	13,525	1,725	23,913

Michelle P. Goolsby	2008	2,333	—	—	9,200	17,974	2,266	31,773
	2007	22,290	—	—	9,000	34,607	—	65,897
	2006	53,686	—	—	8,800	36,240	—	98,726

(1)	The amounts in the table do not include group life, health, hospitalization, medical reimbursement, disability or other benefits that are available to all non-represented employees, or the incremental cost of any health-related screenings.

(2)	The amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(3)	Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation.

(4)	Amounts shown are for Company matching contributions.

(5)	Our Compensation Committee approved a supplemental retirement plan for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the Named Executive Officer under the supplemental executive retirement plan (“SERP”). See “Compensation Discussion and Analysis - Deferred Compensation Plan and Supplemental Employee Retirement Plan” for more information on the SERP.

Grants of Plan-Based Awards in Fiscal Year 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards; Number of Shares of Stock or Units (#)(2)		All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)
Gregg L. Engles		1,560,000	3,744,000
	1/15/2008			135,000				3,424,950
	1/15/2008					415,000	25.37	2,543,950
Jack F. Callahan, Jr.		369,600	887,040
	1/15/2008			30,000				761,100
	1/15/2008					100,000	25.37	613,000
Joseph E. Scalzo		560,000	1,344,000
	1/15/2008			40,000				1,014,800
	1/15/2008					140,000	25.37	858,200
Gregg A. Tanner		367,500	882,000
	1/15/2008			24,000				608,880
	12/1/2008			5,000	(4)		13.24	66,200
	1/15/2008					60,000	25.37	367,800
Harrald F. Kroeker		346,500	831,600
	1/15/2008			20,500				520,085
	1/15/2008					70,000	25.37	429,100
Michelle P. Goolsby		396,900	952,560
	1/15/2008			25,000				634,250
	1/15/2008					85,000	25.37	521,050

(1)	The amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan.

(2)	Restricted stock unit awards were granted pursuant to our 2007 Plan. Each employee’s restricted stock units granted in 2008 vest ratably over five years beginning on the first anniversary of the grant date and are subject to certain accelerated vesting provisions based on our stock price, and upon death, qualified disability or retirement, except as otherwise noted.

(3)	Stock option awards were granted pursuant to our 2007 Plan. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date and are subject to certain accelerated vesting provisions based upon death, qualified disability or retirement, except as otherwise noted.

(4)	Pursuant to Mr. Tanner’s employment agreement, he will receive a grant of 5,000 restricted stock units annually each December through December 1, 2011. Mr. Tanner’s restricted stock unit award was granted pursuant to our 2007 Plan vests in full on November 1, 2012.

Outstanding Equity Awards at 2008 Fiscal Year-End(1)(2)

		Option Awards(3)				Stock Awards(4)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg L. Engles	1/15/2008	—	415,000	25.37	1/15/2018	135,000		2,425,950
	2/12/2007	120,499	240,998	30.11	2/12/2017	117,560		2,112,553
	1/13/2006	427,136	213,566	25.68	1/13/2016	78,471		1,410,124
	1/7/2005	501,200	—	18.30	1/7/2015	—		—
	1/13/2004	536,234	—	17.91	1/13/2014	—		—
	1/6/2003	950,101	—	14.25	1/6/2013	—		—

TOTAL		2,535,170	869,564			331,031		5,948,627

Jack F. Callahan, Jr.	1/15/2008	—	100,000	25.37	1/15/2018	30,000		539,100
	2/12/2007	22,043	44,085	30.11	2/12/2017	21,160		380,245
	5/9/2006	107,764	53,881	25.44	5/9/2016	26,009	(5)	467,382

TOTAL		129,807	197,966			77,169		1,386,727

Joseph E. Scalzo	1/15/2008	—	140,000	25.37	1/15/2018	40,000		718,800
	2/12/2007	48,985	97,965	30.11	2/12/2017	23,512		422,511
	10/11/2005	360,028	—	25.85	10/11/2015	—		—

TOTAL		409,013	237,965			63,512		1,141,311

Gregg A. Tanner	12/1/2008	—	—	—		5,000	(6)	89,850
	1/15/2008	—	60,000	25.37	1/15/2018	24,000		431,280
	12/17/2007	—	—	—		5,000	(6)	89,850
	11/6/2007	72,010	144,018	26.67	11/6/2017	37,244		669,275

TOTAL		72,010	204,018			71,244		1,280,255

Harrald F. Kroeker	1/15/2008	—	70,000	25.37	1/15/2018	20,500		368,385
	2/12/2007	17,145	34,288	30.11	2/12/2017	11,756		211,255
	12/1/2006	14,696	7,347	29.09	12/1/2016	8,817		158,442

TOTAL		31,841	111,635			41,073		738,082

Michelle P. Goolsby	1/15/2008	—	85,000	25.37	1/15/2018	25,000		449,250
	2/12/2007	22,043	44,085	30.11	2/12/2017	21,160		380,245
	1/13/2006	84,449	42,222	25.68	1/13/2016	15,870		285,184
	1/7/2005	97,456	—	18.30	1/7/2015	—		—
	1/13/2004	104,414	—	17.91	1/13/2014	—		—

TOTAL		308,362	171,307			62,030		1,114,679

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan, our 1997 Stock Option and Restricted Stock Plan and our 2007 Plan.

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods, Inc. spin-off and previous stock splits, and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007 to stockholders of record on March 27, 2007.

(3)	Generally, stock option awards vest as follows: one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each restricted stock unit represents the right to receive one share of common stock in the future. Restricted stock units have no exercise price. Generally, each grant vests ratably over five years subject to certain accelerated vesting provisions based on our stock price, and may provide for accelerated vesting upon death, qualified disability or retirement unless otherwise noted. Beginning in 2009, the restricted stock units vest over three years.

(5)	The restricted stock units vest ratably over three years, pursuant to Mr. Callahan’s employment agreement.

(6)	The restricted stock units vest in full on November 1, 2012, pursuant to Mr. Tanner’s employment agreement.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregg L. Engles	1,551,522	20,226,572	55,547	1,444,613
Jack F. Callahan, Jr.	—	—	21,309	512,342
Joseph E. Scalzo	—	—	5,878	158,295
Gregg A. Tanner	—	—	9,312	143,777
Harrald F. Kroeker	—	—	5,878	118,060
Michelle P. Goolsby	628,399	8,316,791	10,581	274,578

(1)	The value realized on exercise was the number of underlying shares exercised multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options.

(2)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.

Deferred Compensation Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balance in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. The Named Executive Officers who have elected to defer salary and/or bonus pursuant to this plan have accumulated the deferred compensation amounts shown below:

Nonqualified Deferred Compensation for Fiscal Year 2008

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Gregg L. Engles	—	—	(519,018)	(7,089,574)	4,860,297
Jack F. Callahan, Jr.	—	—	—	—	—
Joseph E. Scalzo	—	—	—	—	—
Gregg A. Tanner	—	—	—	—	—
Harrald F. Kroeker	—	—	—	—	—
Michelle P. Goolsby	—	—	(373,265)	(115,677)	945,600

(1)	This column reflects the deemed investment income (losses) on deferred account balances. Participants are responsible for selecting tracking investments and bear the investment risk based on fund selection and market performance. The investment alternatives available for tracking purposes under the plan for 2008 were as follows: Lincoln VIP Money Market Fund, American Funds US Government Securities Fund, Lincoln VIP Delaware Bond Fund, American Funds High-Income Bond Fund, Fidelity VIP Equity-Income Portfolio, Fidelity VIP Contrafund Portfolio, DWS Equity 500 Index VIP Class A, American Funds Growth Fund, Neuberger Berman AMT Regency Portfolio, Neuberger Berman AMT Mid-Cap Growth Portfolio, Delaware VIP Small Cap Value Series, Lincoln VIP Baron Growth Opportunities Fund, Fidelity VIP Overseas Portfolio, Delaware VIP Emerging Markets Series, Delaware VIP REIT Series and Alliance Bernstein Global Technology Portfolio.

(2)	Participants are required to elect annually the scheduled in-service distribution of amounts deferred in that annual period. Participants have the ability to postpone withdrawals to a later date, while employed, or to the end of their employment with the Company.

Executive Officer Severance

We maintain two severance plans for our executive officers, depending on the circumstances that result in their termination. The Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), a copy of which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2008, is applicable in the event of certain involuntary terminations. In addition, we have entered into amended and restated change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q for the period ended September 30, 2008, and which is applicable in the event of a qualifying termination following a change in control. Following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.

In August 2008, we made modifications to these plans in order to comply with Section 409A of the Internal Revenue Code. These changes were not material, and did not modify the original terms and conditions of these plans other than with respect to the technical amendments required in order to comply with Section 409A.

Potential Benefits Upon a Change in Control

We have entered into agreements with our Named Executive Officers pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•

pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes,

•	pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent Company match,

•	continue the Named Executive Officer’s insurance benefits for two years, and

•	provide certain outplacement services.

Pursuant to the agreements a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

A qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination,

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

•	agreements not to solicit any of our employees for two years after termination.

All of the Named Executive Officers’ unvested stock options and restricted stock units would automatically vest immediately upon a change in control.

If a change in control occurred as of December 31, 2008, and the rights of our Named Executive Officers serving as such on December 31, 2008, under the agreements were triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Other ($)(4)	Estimated Tax Gross Up ($)(5)	Total ($)
Gregg L. Engles	8,607,600	5,948,627	—	70,000	—	14,626,227
Jack F. Callahan, Jr.	2,957,100	1,386,727	—	70,000	1,534,194	5,948,021
Joseph E. Scalzo	3,996,600	1,141,311	—	70,000	1,919,067	7,126,978
Gregg A. Tanner	2,839,236	1,280,255	—	70,000	1,062,170	5,251,661
Harrald F. Kroeker	2,913,489	738,082	—	70,000	1,487,443	5,209,014
Michelle P. Goolsby(6)	—	—	—	—	—	—

(1)	This amount represents three times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	This amount represents the payout of all unvested restricted stock units based on the Company’s closing stock price on December 31, 2008 ($17.97).

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2008 ($17.97). None of the Named Executive Officers’ stock options were in the money based on this price.

(4)	This amount represents the value of outplacement services and medical coverage.

(5)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings if the amount of severance and other benefits exceeds the individual’s average five-year W-2 earnings times three.

(6)	Ms. Goolsby’s full-time employment status was terminated effective December 31, 2008. As she was not serving as an executive officer on December 31, 2008, her potential benefits upon a change in control have not been provided.

Executive Severance Pay Plan

The Amended and Restated Executive Severance Pay Plan provides severance benefits to certain designated officers, including the Named Executive Officers (other than the Chief Executive Officer), who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants receive a cash payment for the in-the-money value of option awards and restricted stock units that vest up to 24 months following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable, (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company, (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company, or (vi) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) the transfer of the executive officer’s principal place of employment.

In the event the rights of the Named Executive Officers under the Severance Plan were triggered as of December 31, 2008, they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	—	—	—	—	—
Jack F. Callahan, Jr.	1,953,000	698,132	—	50,000	2,701,132
Joseph E. Scalzo	2,646,000	444,506	—	50,000	3,140,506
Gregg A. Tanner	1,880,200	330,288	—	50,000	2,260,488
Harrald F. Kroeker	1,925,000	319,591	—	50,000	2,294,591
Michelle P. Goolsby(5)	—	—	—	—	—

(1)	Mr. Engles is not a participant in the Executive Severance Pay Plan. For the other Named Executive Officers, this amount represents two times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	Represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2008, based on the average of the Company’s closing stock price for 30 days following December 31, 2008 ($16.01).

(3)	Represents the payout of stock options scheduled to vest in the 24 months following December 31, 2008, based on the average of the Company’s closing stock price for 30 days following December 31, 2008 ($16.01). None of the Named Executive Officers’ stock options were in the money based on this price.

(4)	This amount represents the value of outplacement services and medical coverage.

(5)	Ms. Goolsby’s full-time employment status was terminated effective December 31, 2008. As she was not serving as an executive officer on December 31, 2008, her potential benefits upon a qualified termination have not been provided.

Do we have agreements with our Named Executive Officers?

Agreement with Michelle P. Goolsby

Effective August 2, 2008, we entered into an agreement with Michelle P. Goolsby pursuant to which she resigned from her position as Executive Vice President, Development, Sustainability and Corporate Affairs of Dean Foods Company and its subsidiaries or affiliates. As of the effective date of her agreement, Ms. Goolsby became a full-time consulting employee through December 31, 2008. On January 1, 2009, while continuing in her consulting employee role, she moved to part-time employment status with the Company. Ms. Goolsby’s responsibilities as a consulting employee included the following through December 31, 2008: continuing work on various Company sustainability initiatives; consultation and cooperation with various members of our legal department on general legal and litigation matters within Ms. Goolsby’s knowledge; and consultation with our human resources department and on any other business development and strategy matters, as needed. Beginning January 1, 2009, Ms. Goolsby’s primary responsibility will be consulting with the legal department regarding outstanding litigation cases as referenced above.

Ms. Goolsby continued to receive her annual base salary of $567,000 through December 31, 2008. From January 1, 2009 through February 15, 2010, she will be paid an annual base salary of the rate of $283,500. For the 2008 calendar year, Ms. Goolsby’s target short term incentive bonus was equal to 70% of her base salary as of December 31, 2008. Payment of the short term incentive bonus was subject to the achievement of the operating targets previously approved by the Compensation Committee. The portion of the short term incentive bonus related to Ms. Goolsby’s individual performance was paid out based on “on target” performance, using an Individual Factor of 100%, pursuant to her agreement. For specific information on Ms. Goolsby’s short-term incentive payment for fiscal 2008, see “Compensation Discussion and Analysis—Annual Cash Compensation—Short Term Incentive Compensation.” Ms. Goolsby is not eligible to participate in any Company-sponsored short term incentive plans for 2009 or 2010.

Ms. Goolsby’s previously granted stock options and restricted stock units remain outstanding through February 15, 2010. She must exercise any vested options or options according to the stock option agreement and plan governing the terms of the options. Through December 31, 2008, Ms. Goolsby was eligible to participate in all employee benefit plans, programs, and arrangements, including payment of individual life and disability insurance costs, and contributions to the Company 401(k) plan and SERP, to the extent made available to our senior executives or our employees, on the same terms and conditions as other senior executives.

As of January 1, 2009, Ms. Goolsby was eligible to elect a continuation of coverage through COBRA. We agreed to provide her with a payment of $25,000 to cover such COBRA expenses.

Employment Agreement with Harrald F. Kroeker

We entered into an employment agreement with Harrald F. Kroeker effective January 1, 2008, pursuant to which we offered him the position of President—DSD Group, now referred to as Fresh Dairy Direct. We agreed to pay him an annual salary of $495,000, to be reviewed annually by the Compensation Committee. Pursuant to the agreement, Mr. Kroeker is eligible to earn a bonus of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% and 300%, respectively, if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Kroeker was granted options to purchase 70,000 shares of Dean Foods common stock. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. He was also granted 20,500 restricted shares. These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. Mr. Kroeker continued to be eligible for those benefits offered to all employees equally, including SERP contributions, executive long-term disability, and 401(k) and health insurance.

We also executed a change in control agreement with Mr. Kroeker that provides for certain payments following a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

In addition, the Company is obligated to provide Mr. Kroeker with benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Kroeker’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Kroeker, pursuant to which Mr. Kroeker agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Kroeker agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Gregg A. Tanner

We entered into an employment agreement with Gregg A. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008. Mr. Tanner is eligible to earn short-term incentive compensation of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% and 300%, respectively, if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options will vest in equal installments over a three year period, beginning on the first anniversary of the grant date. He was also granted 24,000 restricted stock units, which vest in equal installments over a five year period, beginning on the first anniversary of the grant date. The restricted stock units could vest earlier if certain stock performance targets are met. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes value, as determined by our compensation consultant, of $1,100,000, and a grant of restricted stock units with an approximate value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner will receive five annual grants of 5,000 restricted stock units per year until November 1, 2011, for a total of 25,000 restricted stock units. The first grant was made on December 17, 2007, and the remaining grants will be on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants will vest on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016, for a total of 25,000 restricted stock units. He will receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of restricted stock units.

Pursuant to his employment agreement, Mr. Tanner is eligible for benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Tanner’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Mr. Tanner is eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, payment of certain COBRA premiums, relocation benefits, and home office equipment. Mr. Tanner is also eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Tanner that provides for certain payments following upon a change in control as defined in the agreement. The change in control agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Tanner, dated November 1, 2007, pursuant to which Mr. Tanner agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Tanner agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Jack F. Callahan, Jr.

We entered into an employment agreement with Jack F. Callahan, Jr. dated April 7, 2006, as amended November 21, 2008, pursuant to which we offered him the position of Executive Vice President and Chief Financial Officer. We agreed to pay him an annual salary of $460,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $100,000, less payroll taxes. Pursuant to the agreement, Mr. Callahan is eligible to earn a bonus of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% and 300%, respectively, if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Callahan was granted long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $549,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date, and a grant of restricted stock units with an approximate value of $646,000, vesting in equal installments over a five-year period, beginning on the first anniversary of the grant date. In addition, Mr. Callahan received additional sign-on long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $793,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date, and a grant of restricted stock units with an approximate value of $855,000, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date.

Pursuant to his employment agreement, Mr. Callahan is eligible for benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Callahan’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Mr. Callahan is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. Callahan, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Callahan is eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Callahan that provides for certain payments following upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Callahan, pursuant to which Mr. Callahan agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Callahan agreed to keep the Company’s proprietary information confidential.

Employment Agreement with Joseph E. Scalzo

We entered into an employment agreement with Joseph E. Scalzo dated October 7, 2005, as amended November 18, 2008, pursuant to which we offered him the position of President and Chief Executive Officer of WhiteWave Foods. We agreed to pay him an annual salary of $600,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $200,000, less payroll taxes. Pursuant to the agreement, Mr. Scalzo is eligible to earn a bonus of 80% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased by up to 200% and 300%, respectively, if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Scalzo was granted long-term incentive compensation in the form of 245,000 stock options, vesting in equal installments over a three-year period, beginning on the first anniversary of the grant date.

Pursuant to his employment agreement, Mr. Scalzo is eligible for benefits under the Severance Plan. Pursuant to the Severance Plan, if Mr. Scalzo’s employment is terminated at any time as a result of a qualifying termination, his involuntary termination without cause, all as defined in the Severance Plan, he will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid and target bonus through the date of termination. In addition, he will be eligible to receive a severance payment equivalent to two years of his base salary and target bonuses, less lawful deductions. He will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. He would be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay.

Mr. Scalzo is eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Scalzo, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Scalzo is eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Scalzo, dated October 7, 2005, that provides for certain payments following upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits upon a Change in Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Scalzo, dated October 7, 2005, pursuant to which Mr. Scalzo agreed he would not compete with us, provided that his employment is not terminated by us for cause, as defined in the agreement, or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Scalzo agreed to keep the Company’s proprietary information confidential.

Other Named Executive Officers

We do not maintain an employment agreement with Gregg Engles. We do have a change in control agreement with Mr. Engles, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.”

Do we have any other agreements?

Independent Contractor and Noncompetition Agreement with Pete Schenkel

On December 2, 2005, we entered into an employment agreement with Mr. Schenkel pursuant to which he became Vice Chairman of our Board of Directors effective January 1, 2006. Mr. Schenkel’s term as Vice Chairman continued through December 31, 2007, at which time he resigned as Vice Chairman and as an employee. On December 2, 2005, we also entered into an Independent Contractor and Noncompetition Agreement with Mr. Schenkel under which we will generally retain access to his services. This agreement was amended as of April 4, 2008, to extend Mr. Schenkel’s consulting services through December 31, 2011. Pursuant to the Independent Contractor and Noncompetition Agreement, Mr. Schenkel has agreed to provide general advice and consultation to our Chief Executive Officer on matters of strategy and execution, and to provide assistance with respect to such specific operating initiatives as may be required from time to time. For his services under the Independent Contractor and Noncompetition Agreement, we pay Mr. Schenkel an advisory fee of $200,000 per year. Pursuant to the amendment, he is eligible for an additional payment of 50% of the advisory fee, subject to the achievement of certain operating targets consistent with those targets to be established by the Compensation Committee for our executive officers. Such additional payment may be increased up to 200% if certain targets are exceeded. For fiscal 2008, Mr. Schenkel received a payment of $137,000. We also provide him with a car allowance, club membership reimbursement, life insurance, and medical coverage. In the event that the advisory period contemplated by the Independent Contractor and Noncompetition Agreement is ended by us prior to December 31, 2011, and he has not breached any of his obligations in that agreement, we will pay him a single lump sum payment, six months and one day after his termination, of an amount equal to the aggregate amount of the fees that would have been payable during the remainder of the advisory period contemplated by the Independent Contractor and Noncompetition Agreement.

The Independent Contractor and Noncompetition Agreement also contains Mr. Schenkel’s agreement to maintain the confidentiality of our trade secrets and other confidential information, not to compete with our dairy operations for a period of two years after the termination of his services (including his services under the consulting and noncompetition agreement), and not to solicit or interfere with our relationships with our employees or our customers. In consideration for the confidentiality, non-compete and non-solicit agreements, we paid Mr. Schenkel $280,000 on January 2, 2006, and $425,000 on January 2, 2007, 2008, and 2009, and we have agreed to pay him an additional $425,000 annually each January 2, from 2010 through 2014. Such unpaid amounts will also be paid in a lump sum in the event of his death.

How much stock do our executive officers and directors own?

The following table presents information as of March 27, 2009 concerning

•	Each director and each Named Executive Officer, and

•	All directors and executive officers as a group, including executive officers not named in the table.

Beneficial Owner	Number of Shares Common Stock		Exercisable Options/ RSUs(1)		Total		Percent(2)
Jack F. Callahan, Jr	47,217		255,082		302,299		0.20%
Deborah B. Carosella	2,830		40,488		43,318		0.03%
Lewis M. Collens	40,171		114,732		154,903		0.10%
Tom C. Davis	19,156		153,889		173,045		0.11%
Kelly Duffin-Maxwell	0		31,850		31,850		0.02%
Gregg L. Engles	3,193,898		3,007,569		6,201,467	(3)	3.94%
Richard Fehr	153,293		1,195,569		1,348,862		0.87%
Michelle P. Goolsby	80,381		400,961		481,342		0.31%
Stephen L. Green	101,856		122,316		224,172		0.14%
Joseph S. Hardin, Jr	123,860	(4)	209,579		333,439		0.22%
Janet Hill	20,464		114,732		135,196		0.09%
Steven J. Kemps	7,399		61,747		69,146		0.04%
Harrald F. Kroeker	11,578		72,320		83,898		0.05%
Greg A. McKelvey	2,282		66,204		68,486		0.04%
Paul T. Moskowitz	3,957		36,501		40,458		0.03%
John R. Muse	304,077	(5)	232,203		536,280		0.35%
Hector M. Nevares	381,175		193,046		574,221		0.37%
Joseph E. Scalzo	13,102		504,663		517,765		0.33%
Pete Schenkel	103,386		1,998,037		2,101,423		1.34%
Gregg A. Tanner	14,112		92,010		106,122		0.07%
Jim L. Turner	252,665	(6)	193,045	(7)	445,710		0.29%

(1)	As of March 27, 2009, and including stock options exercisable and restricted stock units vesting within the next 60 days.

(2)	Percentages based on 154,493,908 shares of common stock issued and outstanding as of March 27, 2009, plus option shares of the particular person(s), which are exercisable within 60 days, and restricted stock units vesting within the next 60 days, if applicable.

(3)	Includes 950,000 shares subject to a forward sale agreement, 71,482 shares subject to a call option, 1,429,642 shares pledged as security for a private loan, and 673,680 shares pledged as security for a bank loan.

(4)	Includes 3,550 shares held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 2,550 shares owned by Mr. Muse’s spouse; Mr. Muse disclaims ownership of such shares.

(6)	Includes 28,406 shares held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such shares.

(7)	Includes 65,261 options held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such options.

Do we have any holders who beneficially own more than 5% of our common stock?

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	11,341,111	7.32%
Bank of America Corporation(3) 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255	8,941,784	5.7%

(1)	Based on 154,493,908 shares outstanding as of March 27, 2009.

(2)	Based on an amended Schedule 13G filed with the SEC on February 17, 2009. Wellington Management Company, LLP (“Wellington Management”) reported shared voting power with respect to 5,657,327 shares and shared dispositive power with respect to 11,306,111. The 11,341,411 shares are held of record by clients of Wellington Management.

(3)	Based on a Schedule 13G filed with the SEC on February 12, 2009 by Bank of America Corporation (reporting shared voting power with respect to 8,665,684 shares and shared dispositive power with respect to 8,941,784 shares), NB Holdings Corporation (reporting shared voting power with respect to 8,657,784 shares and shared dispositive power with respect to 8,933,884 shares), BAC North America Holding Company (reporting shared voting power with respect to 8,581,139 shares and shared dispositive power with respect to 8,857,239 shares), BANA Holding Corporation (reporting shared voting power with respect to 8,581,139 shares and shared dispositive power with respect to 8,857,239 shares), Bank of America, N.A. (reporting shared voting power with respect to 7,037,760 shares and shared dispositive power with respect to 7,220,951 shares), Columbia Management Group, LLC (reporting shared voting power with respect to 6,775,752 shares and shared dispositive power with respect to 6,837,887 shares), Columbia Management Advisors, LLC (reporting shared voting power with respect to 6,768,952 shares and shared dispositive power with respect to 6,807,537 shares), Banc of America Securities Holdings Corporation (reporting shared voting power with respect to 76,645 shares and shared dispositive power with respect to 76,645 shares), Banc of America Securities LLC (reporting shared voting power with respect to 76,645 shares and shared dispositive power with respect to 76,645 shares), NMS Services Inc. (reporting shared voting power with respect to 7,900 shares and shared dispositive power with respect to 7,900 shares), NMS Services (Cayman) Inc. (reporting shared voting power with respect to 7,900 shares and shared dispositive power with respect to 7,900 shares), Banc of America Investment Advisors, Inc. (reporting shared voting power with respect to 103,615 shares and shared dispositive power with respect to 103,615 shares), and U.S. Trust Company of Delaware (reporting shared voting power with respect to 300 shares), filing as joint filers pursuant to Rule 13d-1(k)(1) under the Exchange Act.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with an interested person must be reported to our General Counsel and reviewed and approved by the Governance Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Governance Committee for approval at the next Governance Committee meeting, or where it is not practicable or desirable to wait until the next Governance Committee meeting, to the Chair of the Governance Committee (who has delegated authority to act between Committee meetings) subject to ratification by the Governance Committee at its next meeting.

Any transaction with an interested person previously approved by the Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Governance Committee annually.

The Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

All transactions below have been considered and approved by the Governance Committee pursuant to this policy.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Professional Fees

During 2008, we paid legal fees and expenses of approximately $11,719 to Locke, Lord, Bissell and Liddell, LLP, formerly known as Locke Liddell & Sapp LLP, where Michelle Goolsby’s husband is a partner, for legal services rendered on various matters.

Employment of Family Members

Pete Schenkel’s son and son-in-law are both employed by our DSD Dairy segment. Stephen Schenkel, Pete Schenkel’s son, is the Sales Manager for Schepps Dairy and received total compensation of approximately $185,950 in 2008 (including salary and bonus earned in 2008), in addition to benefits available to all similarly situated employees. In February 2008, he was granted options to purchase 1,400 shares of our common stock and 500 restricted stock units. Craig Roberts, Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy, and received total cash compensation of approximately $234,400 in 2008 (including salary and bonus earned for 2008), in addition to benefits available to all similarly situated employees. In January 2008, he was granted options to purchase 1,400 shares of our common stock and 500 restricted stock units. Options granted to Stephen Schenkel and Craig Roberts have an exercise price of $25.37 and will expire on January 15, 2018.

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by NYSE rules. The following table contains certain information about our plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	20,348,124		17.45	6,141,884
Equity compensation plans not approved by security holders	738,793	(1)	25.66	1,167,857	(2)

Total	21,086,917		17.74	7,309,741

(1)	Consists of options issued as “inducement grants,” as such term is defined by the New York Stock Exchange. The options generally vest over three years and will expire on the tenth anniversary of the date of grant. The options are generally subject to the same terms and conditions of those awarded pursuant to the plans approved by stockholders.

(2)	Remaining shares authorized for issuance as inducement grants which represent 1,759,000 million shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spinoff of TreeHouse Foods, Inc. and the special dividend and includes shares that may be granted pursuant to restricted stock unit awards. We did not grant any inducement awards in fiscal 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2008 with the following exceptions: Alan Bernon’s restricted stock awards were forfeited in connection with his resignation from our Board on May 26, 2008. A Form 4 reporting the forfeiture was filed on May 30, 2008. Greg McKelvey’s initial Form 3, filed on January 29, 2008 incorrectly reported he had no holdings of Dean Foods stock. A corrected Form 3 was filed on May 8, 2008. Kelly Duffin-Maxwell purchased 6,000 shares of Dean Foods stock on November 13, 2008 and sold these shares on February 25, 2009. The transactions were reported in a Form 4 filed on March 12, 2009.

Appendix A

DEAN FOODS COMPANY

2007 STOCK INCENTIVE PLAN

DEAN FOODS COMPANY 2007 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i)	any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)

the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)	the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);

(iv)	the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x);

(v)	the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced; and

(vi)	any other event not described in clauses (i) through (v) above that the Board, in its discretion, determines to be a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means Dean Foods Company, a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.

“Effective Date” means April 2, 2007, the date on which the Plan was approved by the Board.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the principal national exchange or trading system on which the Common Stock is then listed or traded. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an executive officer of the Company, pursuant to such conditions and limitations as the Committee may establish and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be six million shares, plus the number of shares remaining available for issuance as of the Effective Date under both the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) upon the Net Exercise of any Options or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs on more than 1,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and the limitations in Section 4(c) and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock, as the case may be.

SECTION 5. PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over five years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i)

Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying

Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i)	Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the first anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)	Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 8. OTHER STOCK-BASED AWARDS

(a) Other Stock Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i)	In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii)	Performance Awards, Performance Shares and Performance Units. Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be canceled in exchange for a payment equal to the greater of (a) the payment that would have been payable had each such Performance Award or Performance Share been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) and (ii) each outstanding Performance Unit shall be canceled in exchange for a payment equal to the greater of (a) the value that would have been payable had each such Performance Unit been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii)	Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.

(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or it part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i)

Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding

Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv)	Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

SECTION 11. DEFERRALS AND SECTION 409A

Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A.

SECTION 12. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a

Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Appendix B

DEAN FOODS COMPANY

AUDIT COMMITTEE CHARTER

Status

The Audit Committee is a committee of the Board of Directors of Dean Foods Company (the “Company”).

Membership

The Audit Committee (the “Committee”) shall consist of no fewer than three members. The members of the Committee shall meet the independence, experience and financial literacy requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Committee members will be appointed, and may be removed or replaced with or without cause, by the Board of Directors of the Company (the “Board”). The Governance Committee shall recommend to the Board, and the Board shall appoint, one member of the Committee to act as Chair thereof.

Purpose

The Committee will assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual Proxy Statement.

Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the independent auditor shall report directly to the Committee.

The Committee shall preapprove all audit services and permitted non-audit services to be performed for the Company by its independent auditor. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors, at the expense of the Company.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis” portion of any documents filed with the Commission, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of each Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis” portion of any documents filed with the Commission, and the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d)	All discussions between the independent audit team and the firm’s national office regarding the audit.

(e)	Any audit problems or difficulties encountered in the performance of services along with management’s response.

5.	Discuss with management the Company’s earnings press releases, including the use of non-GAAP financial measures, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines and policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Committee, if any, by the Company’s CEO and CFO during their certification process for each Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s annual report on internal control over financial reporting and the independent auditor’s audit of internal controls prior to the filing of the Company’s Form 10-K.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor (including the lead partner), including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Confirm the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Establish and review from time to time policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

14.	Review the appointment and replacement of the senior internal auditing executive.

15.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

16.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance and Corporate Social Responsibility Oversight

17.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

19.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

20.	Provide oversight of the Company’s policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Dated: August 27, 2008

Appendix C

DEAN FOODS COMPANY

COMPENSATION COMMITTEE CHARTER

Status

The Compensation Committee is a committee of the Board of Directors (the “Board”) of Dean Foods Company (the “Company”).

Membership

1.	The Compensation Committee (the “Committee”) shall consist of at least three and no more than five members, all of whom shall have been determined by the Board to constitute independent directors, as defined by the rules of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “Commission”).

2.	Each member must also qualify as a “non-employee director” as such term is defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with regard to any compensation or benefit plan administered by the Committee that is subject to Rule 16b-3 of the Exchange Act.

3.	At least two members shall also qualify as “outside directors” as such term is defined under Section 162(m) and the regulations thereunder of the Internal Revenue Code (“IRC”) if any award or payment under any compensation or benefit plan administered by the Compensation Committee would be subject to the deduction limitation under Section 162(m) of the IRC.

4.	Committee members will be appointed, and may be removed or replaced, with or without cause, by the Board.

5.	The Governance Committee shall recommend to the Board, and the Board shall appoint, one member to act as Chair of the Committee.

Purpose

The purpose of the Committee is to act on behalf of the Board in setting the Company’s executive compensation policies and objectives and administering the Company’s executive compensation programs.

Committee Authority and Responsibilities

Plans

1.	Except as otherwise provided herein, the Committee shall exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase, restricted stock and other equity-based plans (collectively, the “Plans”), including without limitation, the authority to interpret the terms thereof.

2.	The Committee shall authorize awards to employees of options, restricted stock units, restricted shares and other stock-based awards under the Plans.

3.	The Committee, or a majority of the Company’s independent directors, shall approve all non-Plan equity compensation grants that are made in reliance on an exemption from the shareholder approval requirements of Section 303A.08 of the NYSE Listed Company Manual. The Committee, or a majority of the Company’s independent directors, may approve the adoption, amendment or termination of any non-Plan equity compensation program adopted pursuant to such exemption.

4.	The Committee shall recommend to the Board for its approval the adoption, amendment or termination of any compensation program for the Company. Notwithstanding the foregoing sentence, such adoption, amendment or termination may be approved by the Committee if so authorized pursuant to the plan or a resolution of the Board. The Committee may adopt, amend or terminate the Company’s employee benefit plan.

Compensation

5.	The Committee shall establish performance goals and objectives relevant to CEO compensation, evaluate CEO performance and determine CEO compensation.

6.	The Committee shall obtain recommendations from management and determine base salary and incentive compensation of executive officers. In determining the long-term incentive component for the Company’s CEO and other executive officers, the Committee may consider, among other things: (i) the Company’s performance and relative shareholder return; (ii) the value of similar incentive awards to chief executive officers and other executive officers at comparable companies; and (iii) the awards given to the Company’s CEO and other executive officers in previous years.

7.	The Committee may establish performance goals applicable to non-CEO executive officers and determine the extent to which such performance goals have been attained.

8.	The Committee may generally advise on the setting of compensation for senior officers whose compensation is not otherwise set by the Committee.

9.	The Committee may, in its sole discretion, employ one or more compensation consultants to assist in the evaluation of the compensation of the Company’s CEO or other executive officers. The Committee shall have the sole authority to retain and terminate such consultants and to approve the fees and other retention terms with respect to such consultants. The Committee shall, at least bi-annually, review the other human resources services that any compensation consultant provides to the Company or its affiliates.

10.	The Committee shall periodically review and make recommendations to the Board with respect to director compensation.

Commission Reporting Requirements

11.	The Committee shall publish an annual Compensation Committee Report for inclusion in the Company’s Proxy Statement which complies with the rules and regulations of the Commission, the NYSE and any other applicable rules and regulations.

12.	The Compensation Committee shall review and discuss the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s Proxy Statement and annual report on Form 10-K by the rules and regulations of the Commission with management and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.

General

13.	The Committee shall prepare an annual performance evaluation of the Compensation Committee.

14.	The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate.

15.	The Committee may perform such other functions as shall be assigned to it by resolution of the Board.

16.	The Committee shall make regular reports to the Board.

Meetings

1.	The Committee will meet as often as may be deemed necessary or appropriate and at such times and places as the Committee shall determine. Meetings may be called by the Committee Chair, Chairman of the Board or two or more Committee Members. The majority of the members of the Committee shall constitute a quorum.

2.	Complete and accurate minutes will be kept of each meeting and sent to each Committee member and, upon request, to the other Board members who are not on the Committee.

Dated: November 19, 2008

Appendix D

DEAN FOODS COMPANY

GOVERNANCE COMMITTEE CHARTER

Status

The Governance Committee is a committee of the Board of Directors (the “Board”) of Dean Foods Company (the “Company”).

Membership

1.	The Governance Committee (the “Committee”) shall consist of at least three and no more than five members, all of whom shall have been found by the Board to constitute independent directors, as defined by the rules of the New York Stock Exchange and the Securities and Exchange Commission.

2.	Committee members will be appointed, and may be removed or replaced with or without cause, by the Board.

3.	The Committee shall recommend to the Board, and the Board shall appoint, one member to act as Chair of the Committee.

Purpose

The purpose of the Committee is to consider, develop and make recommendations to the Board regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board.

Committee Authority and Responsibilities

The specific responsibilities of the Committee include the following:

•	using the criteria established by the Board for Board membership to guide its director selection process;

•	considering, recommending and recruiting candidates to fill new positions on the Board;

•	reviewing candidates recommended by shareholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

•

to consider questions of possible conflicts of interest of Board members and of the Company’s senior executives, and establish and review, from time to time, policies and procedures with respect to related party transactions and to review and approve these transactions;

•	to monitor and recommend the functions of the various committees of the Board;

•	to recommend members and chairpersons of the committees of the Board;

•	to make recommendations on the structure of Board meetings;

•	to oversee the annual evaluation of the Board and recommend matters for consideration by the Board regarding improvement of the effectiveness of the Board;

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•	to consider matters of corporate governance and to review, periodically, the Corporate Governance Principles;

•	to recommend development activities, including Director orientation, for the Board;

•	to establish Director retirement policies;

•	to review the functions of the senior officers and if necessary, to make recommendations on changes to such functions;

•

to review periodically with the Chairman and CEO the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions;

•

to retain and terminate recruiting or search firms to assist in the selection of director candidates or CEO candidates, to the extent necessary or desirable, and to approve the fees and other retention terms of these firms;

•	to prepare an annual performance evaluation of the Governance Committee; and

•	to make regular reports to the Board.

Meetings

1.	The Committee will meet as often as may be deemed necessary or appropriate and at such times and places as the Committee shall determine. Meetings may be called by the Committee Chair, Chairman of the Board, the Lead Director or two or more Committee Members. The majority of the members of the Committee shall constitute a quorum.

2.	Complete and accurate minutes will be kept of each meeting and sent to each Committee member and, upon request, to the other Board members who are not on the Committee.

Dated: November 19, 2008

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Mark, sign, date and return this proxy card promptly using the enclosed envelope.

						Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.
		WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1. Re-election of directors for a 3-year term.	FOR all nominees listed below	to vote for all nominees listed below	*EXCEPTIONS	2. Proposal to amend the Dean Foods Company 2007 Stock Incentive Plan.	☐	☐	☐
Nominees: 01 - Janet Hill 02 - Hector M. Nevares	☐	☐	☐	3. Proposal to ratify Deloitte & Touche LLP as independent auditor.	☐	☐	☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.				I plan to attend the Annual Meeting.		☐
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name or names appear above. For joint holders, both should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your title.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Dean Foods Company

You can view the Dean Foods Company Proxy

Statement and Annual Report on the Internet at

www.deanfoods.com/proxymaterials

INTERNET http://www.eproxy.com/df Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY	DEAN FOODS COMPANY	PROXY

ANNUAL MEETING OF STOCKHOLDERS – MAY 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregg L. Engles and Steven J. Kemps, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 25, 2009, at the annual meeting of stockholders to be held on Thursday, May 21, 2009, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN

BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

You can now access your DEAN FOODS COMPANY account online.

Access your Dean Foods Company stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Dean Foods Company now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Eastern Time Monday-Friday

Dear Stockholder:

On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposals by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures.

If you have elected to view the Dean Foods Company proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2009 annual stockholders’ meeting and the 2008 annual report online through the following address: www.deanfoods.com/proxymaterials

If you notified us previously that you prefer to receive the proxy statement and annual report electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods Company will provide a copy to you upon request. To obtain a copy of these documents, please call 800-431-9214.

Thank you for your attention to these matters.

Dean Foods Company

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